SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

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NEW RELIC, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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NEW RELIC, INC.
188 Spear Street, Suite 1000
San Francisco, California 94105
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On August 18, 2021
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of New Relic, Inc., a Delaware corporation (the “Company”). The meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/NEWR2021 on Wednesday, August 18, 2021 at 9:30 a.m. Pacific Time for the following purposes:

1.	To elect the three nominees for director named in the Proxy Statement accompanying this Notice to the Board of Directors to hold office until the 2024 Annual Meeting of Stockholders (if Proposal No. 4 is not approved), or until the 2022 Annual Meeting of Stockholders (if Proposal No. 4 is approved).

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement accompanying this Notice.

3.
To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending March 31, 2022.

4.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors.

5.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the upcoming Annual Meeting is June 22, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting beginning ten days prior to the meeting at our headquarters at 188 Spear Street, Suite 1000, San Francisco, California 94105. If you would like to view the list, please contact us to schedule an appointment by calling (650) 777-7600. In addition, the list will be available for inspection by stockholders on the virtual meeting website during the meeting.
By Order of the Board of Directors
/s/ Mark Sachleben
Mark Sachleben
Chief Financial Officer and Corporate Secretary
San Francisco, California
July 6, 2021

You are cordially invited to attend the Annual Meeting, which will be held virtually via the Internet. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet or, if you receive a proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote online at the virtual meeting if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

If you have questions about how to vote your shares, or need additional assistance, please contact Innisfree M&A Incorporated, who is assisting us in the solicitation of proxies: 501 Madison Avenue, 20th Floor New York, New York 10022. Stockholders may call toll-free at (877) 750-9499. Banks and brokers may call collect at (212) 750-5833.

i

NEW RELIC, INC.
188 Spear Street, Suite 1000
San Francisco, California 94105
PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
August 18, 2021
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of New Relic, Inc. (the “Company” or “New Relic”) is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about July 6, 2021 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after July 16, 2021.
How do I attend the Annual Meeting?
The meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/NEWR2021 on Wednesday, August 18, 2021 at 9:30 a.m. Pacific Time. We believe that a virtual meeting provides expanded stockholder access and participation and improved communications, while affording stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting.
To attend, and submit your questions during, the virtual meeting, please visit www.virtualshareholdermeeting.com/NEWR2021. To participate in the annual meeting, you will need the 16-digit control number included on your Notice. Beneficial owners who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank, or other nominee’s website and selecting the shareholder communications mailbox to link through to the annual meeting; instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee.
We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 9:15 a.m. Pacific Time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our investor relations website, http://ir.newrelic.com, including information on when the meeting will be reconvened.
Information on how to vote at the meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on June 22, 2021 will be entitled to vote at the meeting. On this record date, there were 64,697,060 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on June 22, 2021 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online at the virtual meeting or vote by proxy over the telephone, through the Internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on June 22, 2021 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. Beneficial owners may vote online at the virtual Annual Meeting with a 16-digit control number. Beneficial owners who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the virtual Annual Meeting. Instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.
What am I voting on?
There are four matters scheduled for a vote:

Voting Matter	Board Vote Recommendation
à Proposal No. 1: Election of Directors	FOR EACH NOMINEE
The Nominating and Corporate Governance Committee and the Board believe that each of the nominees possesses the right skills, qualifications, and experience to effectively oversee the Company’s long-term business strategy.	Page 8
à Proposal No. 2: Advisory Vote on the Company’s Named Executive Officer Compensation	FOR
The Company believes that its compensation policies and decisions are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests. We currently hold our Say-on-Pay vote annually.	Page 21
à Proposal No. 3: Ratification of Selection of Registered Independent Accounting Firm	FOR
The Audit Committee and the Board believe that the retention of Deloitte & Touche LLP for the fiscal year ending March 31, 2022 is in the best interest of the Company and its stockholders. As a matter of corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.
Page 22
à Proposal No. 4: Approval of an Amendment to the Company’s Amended and Restated Certificate of Incorporation to Declassify the Board of Directors	FOR
The Nominating and Corporate Governance Committee and the Board believe the benefits of the Company’s classified board structure are outweighed by the advantages of a declassified board structure, which enables stockholders to evaluate the performance of all directors each year through the annual election process and, as a result, enhances the accountability of our Board to our stockholders.
Page 24
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” the proposal, or “Abstain.”
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online at the virtual Annual Meeting or vote by proxy over the telephone, through the Internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online at the virtual meeting even if you have already voted by proxy.

•If you plan to attend the Annual Meeting, you may vote online by visiting www.virtualshareholdermeeting.com/NEWR2021. Please have your 16-digit control number to join the Annual Meeting.
•To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on August 17, 2021 to be counted.
•To vote through the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 11:59 p.m., Eastern Time on August 17, 2021 to be counted.
•To vote using the proxy card that may be delivered to you, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from New Relic. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Beneficial owners may vote online at the virtual Annual Meeting with a 16-digit control number. Beneficial owners who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the virtual Annual Meeting. Instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of June 22, 2021.
Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by telephone or through the Internet, by requesting and returning a printed proxy card, or by submitting a ballot virtually at the Annual Meeting.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by telephone, through the Internet, by completing the proxy card that may be delivered to you or virtually at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank, or other agent how to vote your shares, your broker, bank, or other agent may still be able to vote your shares at its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks, and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Proposals 1, 2 and 4 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 3 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 3.

What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each nominee for director, “For” the advisory approval of the compensation of the Company’s named executive officers, “For” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2022, and “For” the approval of an amendment to our Amended and Restated Certificate of Incorporation to declassify the Board. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, for assistance in connection with the Annual Meeting at a cost of up to $50,000, plus reasonable out-of-pocket expenses. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 188 Spear Street, Suite 1000, San Francisco, California 94105. Such notice will be considered timely if it is received at the indicated address by the close of business on August 16, 2021.
•You may virtually attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by March 8, 2022 to our Corporate Secretary at 188 Spear Street, Suite 1000, San Francisco, California 94105, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2022 Annual Meeting of Stockholders is held before July 19, 2022 or after September 17, 2022, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2022 Annual Meeting of Stockholders.
Pursuant to our amended and restated bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2022 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on May 20, 2022 nor earlier than the close of business on April 20, 2022. However, if our 2022 Annual Meeting of Stockholders is not held between July 19, 2022 and September 17, 2022, to be timely, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2022 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2022 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2022 Annual Meeting of Stockholders is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
The chair of the 2022 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board for the 2022 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which we have not been provided with timely notice and (ii) any proposal made in accordance with our amended and restated bylaws, if the 2022 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, and if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.
In connection with the 2022 Annual Meeting of Stockholders, the Company intends to file a proxy statement and a WHITE proxy card with the SEC in connection with its solicitation of proxies for that meeting.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold,” and broker non-votes; and, with respect to the other proposals, votes “For,” “Against,” abstentions and, if applicable, broker non-votes.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?

•For the election of directors, the three nominees to serve until the 2024 Annual Meeting of Stockholders (if Proposal No. 4 is not approved), or the 2022 Annual Meeting of Stockholders (if Proposal No. 4 is approved), receiving the most “For” votes from the holders of shares present by remote communication (i.e., virtually) or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome. Withheld votes and broker non-votes will have no effect.
•To be approved, the advisory approval of the compensation of the Company’s named executive officers must receive “For” votes from the holders of a majority of the shares present virtually or represented by proxy and entitled to vote generally on the subject matter. If you select to “Abstain” from voting on this proposal, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
•To be approved, the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2022 must receive “For” votes from the holders of a majority of the shares present virtually or represented by proxy and entitled to vote generally on the subject matter. If you select to “Abstain” from voting on this proposal, it will have the same effect as an “Against” vote. Broker non-votes will have no effect; however, this proposal is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with this proposal.
•To be approved, the amendment to our Amended and Restated Certificate of Incorporation must receive “For” votes from the holders of sixty-six and two-thirds percent (66⅔%) of the voting power of the outstanding shares entitled to vote generally in the election of directors. Abstentions and broker non-votes will have the same effect as votes “Against” this proposal.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if shares representing a majority of the common stock outstanding and entitled to vote are present at the Annual Meeting virtually or represented by proxy. On the record date, there were 64,697,060 shares of common stock outstanding and entitled to vote. Thus, the holders of 32,348,531 shares must be present virtually or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote online at the virtual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present at the Annual Meeting virtually or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

COMPANY OVERVIEW

New Relic delivers the observability platform for engineers to plan, build, deploy and operate more perfect software. We offer a comprehensive suite of products delivered on an open and extensible cloud-based platform that enables organizations to collect, store and analyze massive amounts of data in real time so they can better operate their applications and infrastructure and improve their digital customer experience.

New Relic One is our purpose-built offering for customers to land all of their telemetry data quickly and affordably in one place, and to translate that data into actionable insights. We believe a truly unified front-end that sits on top of a single database helps our users avoid complexity and confusion that would be associated with relying instead upon multiple different but related products.

With our re-launch of the New Relic One platform in July 2020, we transitioned from a collection of related but disparate products, to a broader, more comprehensive observability platform. From a business perspective, we made two significant changes to our model. First, we reduced our number of SKUs from 13 unique offerings to a cohesive platform supported by three products. We believe this simplification represents tremendous value to our customers who share our vision for observability and see the value of one unified front-end on top of a single database. Second, we also changed our pricing model from upfront subscriptions to a consumption-based pricing model and adjusted our go-to-market motion to drive consumption. Customers only pay us for what they use and our sales team’s interests are better aligned with the interests of the customer.
We now believe our New Relic One platform is positioned as the only true observability platform, which is grounded in three strategic technological pillars:

•We serve all engineers: New Relic One is used not just by IT operations professionals but by a wide variety of engineers, including application developers, mobile developers, site reliability engineers (“SRE”), network engineers and more. Our mission is to democratize observability and make observability a daily practice for all engineers at every stage of the software lifecycle, and the goal of our strategic product roadmap is to deliver products that support this mission at a sustained pace.

•We support the entire software lifecycle: New Relic One’s usage is not limited to troubleshooting applications in production environments. Engineers use New Relic One across production and pre-production environments to plan, build and test software before it goes into production. Our ability to ship features and capabilities for the entire software lifecycle increases our platform’s engagement and separates our solutions from other tools that are focused solely on production troubleshooting.

•We deliver observability as a cohesive platform experience: We view New Relic One as a true observability platform and not a bundle of SKUs with disjointed experiences and disparate pricing models stitched into a user interface. The platform has the flexibility to ingest telemetry from any source and modality (metrics, events, logs, and traces) into a unified Telemetry Data Platform. Engineers act on the collected telemetry via a unified and AI-enabled user interface which converges all observability workflows into one cohesive experience.

These three strategic pillars are reinforced by our consumption-based pricing model. We believe observability should be a critical daily practice for all engineers and that true observability means customers are without blind spots. We found pre-existing pricing models to have the unintended effect of limiting instrumentation and, ultimately, customer visibility into their system performance. With our shift to a consumption-based pricing model and simplified platform offering, we believe we have removed those barriers. We collapsed what had previously been a number of different products priced in individualized ways. Now, to accelerate engagement, adoption, and consumption of our platform, we price based on consumption as measured by the number of users and the amount of data ingested into our system. By removing data silos and standardizing on a single observability platform, customers across the globe can more easily understand end-to-end system health and are better able to achieve business imperatives of speed of innovation, operational excellence, system reliability, and cost management.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
On May 8, 2021, Mr. Cirne and our Board determined that Mr. Cirne would transition from his role as Chief Executive Officer to Executive Chairman of the Board, effective July 1, 2021. In connection with Mr. Cirne’s appointment as Executive Chairman, our Board appointed Hope Cochran, who has served as Chair of the Board since August 2020, to serve as Vice Chair of the Board and Lead Independent Director, effective July 1, 2021.

In connection with this transition, our Board promoted Mr. Staples to Chief Executive Officer and appointed Mr. Staples as a Class II director, whose term expires at the annual meeting of stockholders to be held in 2022, each effective July 1, 2021.

On June 24, 2021, the Board increased the size of the Board to ten directors and appointed Radhakrishnan (“RK”) Mahendran, Partner at HMI Capital, the largest institutional shareholder in New Relic, to the Board as a Class III director whose term expires at the annual meeting of stockholders to be held in 2023. Also on June 24, 2021, one of our Class III directors, Michael Christenson, agreed to resign from all positions with the Company, including as a member of the Board, effective June 30, 2021. Mr. Christenson’s decision was not a result of any disagreement with us or our operations, policies, or practices.
With these changes, the Board presently has ten members. There are three directors in the class whose term of office expires in 2021, and three nominees for election at the Annual Meeting. If elected at the Annual Meeting, each of these nominees would serve until the 2024 Annual Meeting of Stockholders (if Proposal No. 4 is not approved), or until the 2022 Annual Meeting of Stockholders (if Proposal No. 4 is approved) and until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation, or removal.

Director Nominees and Other Directors

Ensuring the Board is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, experience, and backgrounds, and effectively represent the long-term interests of stockholders is a top priority of the Board and Nominating and Corporate Governance Committee. The Board believes periodic assessment of directors is integral to an effective governance structure and aims to strike a balance between ensuring that we retain directors with deep knowledge of the Company while adding directors who bring a fresh perspective. We have added four new directors since the beginning of fiscal 2021 enhancing the Board’s breadth and depth of experience and diversity, while taking into account the Company’s evolving business model, the macro technology business environment, and the changing governance landscape.

The following table sets forth information with respect to our directors, including the three nominees for election at the Annual Meeting, as of July 1, 2021:

Name	Age	Director Since	Principal Occupation / Position Held with the Company

Class I Directors — Nominees for Election at the Annual Meeting
Hope Cochran	49	May 2018	Managing Director at Madrona Venture Group and Vice Chair and Lead Independent Director of New Relic
Anne DelSanto	58	Aug. 2020	Director of New Relic
Adam Messinger	49	Apr. 2014	Director of New Relic

Class II Directors — Continuing in Office until the 2022 Annual Meeting of Stockholders
Caroline Watteeuw Carlisle	69	Aug. 2018	Senior Technology Advisor at Innovation Through Technology and Director of New Relic
Dan Scholnick	43	Oct. 2008	General Partner at Four Rivers Group and Director of New Relic
William Staples	48	July 2021	Chief Executive Officer and Director of New Relic
James Tolonen	72	May 2016	Director of New Relic

Class III Directors — Continuing in Office until the 2023 Annual Meeting of Stockholders
Lewis Cirne	51	Feb. 2008	Founder and Executive Chair of New Relic
David Henshall	53	Aug. 2020	Chief Executive Officer and Director of Citrix and Director of New Relic
RK Mahendran	33	June 2021	Partner at HMI Capital Management, L.P. and Director of New Relic
Each of the nominees for election at the Annual Meeting was recommended for election by the Nominating and Corporate Governance Committee. All three of the nominees are current directors and, if elected, will be continuing their roles on the Board. Ms. Cochran and Mr. Messinger are up for re-election this year and Ms. DelSanto is up for election for the first time since being appointed to the Board in August 2020. Regarding Ms. DelSanto’s appointment, a third-party search firm provided the Board and management with information regarding several potential candidates, including Ms. DelSanto. After performing further evaluation of Ms. DelSanto’s particular experience, qualifications, attributes, and skills, the Nominating and Corporate Governance Committee recommended her appointment to the Board.
Directors are elected by a plurality of the votes of the holders of shares present virtually or represented by proxy and entitled to vote generally on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named in this Proxy Statement. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting. The biographies below also include information regarding the specific experience, qualifications, attributes, or skills of each nominee or director that led the Nominating and Corporate Governance Committee to determine that such individual should serve as a member of the Board.

NOMINEES FOR ELECTION TO SERVE UNTIL THE 2024 ANNUAL MEETING (IF PROPOSAL NO. 4 IS NOT APPROVED) OR TO SERVE UNTIL THE 2022 ANNUAL MEETING (IF PROPOSAL NO. 4 IS APPROVED)
Hope Cochran has served as a member of our Board since May 2018. Ms. Cochran is currently a Managing Director at Madrona Venture Group, where she has served in this position since 2019 and as a venture partner since January 2017. From September 2013 to June 2016, Ms. Cochran served as the Chief Financial Officer of the gaming company King Digital Entertainment plc, which was acquired by Activision Blizzard, Inc. in February 2016. Prior to King Digital, she served as the Chief Financial Officer of Clearwire Corporation, a telecommunications operator, from February 2011 until its acquisition by Sprint, Inc. in July 2013. Previously, she has held several roles in the software industry, including at PeopleSoft, Inc., Evant Inc., and SkillsVillage Inc., a human resources software company that she founded. Ms. Cochran currently serves on the board of directors of Hasbro, Inc. and MongoDB, Inc. Ms. Cochran received a B.A. in Economics and Music from Stanford University. We believe Ms. Cochran is qualified to serve as a member of our Board based on her financial and operating background and her experience serving on the board of directors of public companies.
Anne DelSanto has served as a limited partner at Operator Collective, a venture fund, since December 2019. Ms. DelSanto has also served as a limited partner at Stage 2 Capital, a venture fund, since March 2019. From February 2018 to April 2019, she served as Executive Vice President and General Manager, Platform at Salesforce.com, Inc. (“Salesforce”), a customer relationship management company. Prior to that role, she served in various executive-level roles at Salesforce since October 2012, including Executive Vice President, Americas Solution Engineering & Cloud Sales from February 2016 to February 2018. Prior to joining Salesforce, Ms. DelSanto served in various roles of increasing responsibility in pre-sales from 1999 to 2012 at Oracle Corporation, an information technology and services company, including most recently as Group Vice President, Sales Engineering from February 2012 to September 2012. Ms. DelSanto currently serves on the board of directors of Juniper Networks, Inc., a networking and cybersecurity solutions company, and Advanced Energy, Inc., a global power supply manufacturer. Ms. DelSanto holds a B.S. in Mathematics, with a concentration in Computer Science from St. John’s University and a M.S. in Administrative Studies from Boston College. We believe Ms. DelSanto is qualified to serve as a member of our Board because of her extensive experience as a senior sales executive at several technology companies, and her broad industry expertise with cloud-businesses and software-as-a-service business models.
Adam Messinger has served as a member of our Board since April 2014. Since November 2018, Mr. Messinger has served as a technical advisor to various technology companies. From March 2013 until December 2016, Mr. Messinger served as the Chief Technology Officer of Twitter, Inc., an online social media company, where he previously served as Vice President of Application Development from April 2012 to March 2013, and Vice President of Platform Development from November 2011 to April 2012. Prior to that, Mr. Messinger was Vice President of Development at Oracle Corporation, a computer technology company, from January 2008 to November 2011. Mr. Messinger holds a B.S. in Physics and Computer Science from Willamette University and an M.S. in Management from Stanford University. We believe Mr. Messinger is qualified to serve as a member of our Board because of his extensive experience in the software development industry, both as a developer of tools for other developers and of large online services and as an executive at a variety of software development organizations.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING
Caroline Watteeuw Carlisle has served as a member of our Board since August 2018. Through Innovation Through Technology, she currently serves as the Chief Technology Officer of Corten Capital and acts as a senior technology advisor to chief executive officers and corporate boards. She served as Executive Vice President and Chief Information Officer of Caliber Home Loans, Inc. from June 2016 until February 2019. Previously, she served as a Technology Officer at Warburg Pincus LLC supporting their technology due diligence process and advising their portfolio companies. Prior to that, Ms. Watteeuw Carlisle served in various roles at PepsiCo, Inc., including Chief Information Officer for North America, and Global Chief Technology Officer and Senior Vice President Business Information Solutions. Before PepsiCo, Inc., she held several technology roles, including at iFormation Group, TradingEdge, and Credit Suisse Group AG. Ms. Watteeuw Carlisle served on the board of directors of Capgemini SE and has been a Trustee of New York Institute of Technology since November 2015. Ms. Watteeuw Carlisle received an Engineering degree at the University of Ghent in Belgium and a M.S. in Chemical and Biochemical Engineering from the University of Pennsylvania. We believe Ms. Watteeuw Carlisle is qualified to serve as a member of our Board because of her extensive background in the software industry, including her experience in several senior technology leadership roles.

Dan Scholnick has served as a member of our Board since October 2008. Mr. Scholnick is currently a General Partner at Four Rivers Group, a venture capital firm. Previously, he served in various roles at Trinity Ventures, a venture capital firm, from September 2007 to June 2019, and served as General Partner from 2010 until June 2019. Prior to that, he worked at SVB Capital, the venture capital investment arm of SVB Financial Group, from 2004 to 2005, and founded Flurry, Inc., a mobile analytics software company, in 2005. Mr. Scholnick holds an A.B. in Computer Science from Dartmouth College and an M.B.A. from Harvard Business School. We believe Mr. Scholnick is qualified to serve as a member of our Board because of his extensive experience in the venture capital industry and his knowledge of technology companies.
William Staples has served as our Chief Executive Officer since July 2021, Chief Product Officer of the Company from February 2020 to January 2021, and as President and Chief Product Officer of the Company from January 2021 through June 2021. From September 2017 to January 2020, Mr. Staples served as the Vice President of Experience Cloud Engineering at Adobe Inc., where he led the global engineering team behind Adobe Inc.’s market-leading Experience Cloud. From 1999 to March 2016, Mr. Staples served in various product, design, and engineering roles at Microsoft, Inc., most recently as Vice President of Azure Application Platform. He holds a B.S. from the University of Utah. We believe that Mr. Staples is qualified to serve as a member of our Board because of his extensive experience as a product executive in the technology industry and his deep understanding of our business strategies, objectives, and products.
James Tolonen has served as a member of our Board since May 2016. Mr. Tolonen served as the Senior Group Vice President and Chief Financial Officer of Business Objects, S.A., an enterprise software solutions provider, where he was responsible for its finance and administration commencing in January 2003 until its acquisition by SAP AG in January 2008. He remained with SAP AG until September 2008. Mr. Tolonen served as the Chief Financial Officer and Chief Operating Officer and a member of the board of directors of IGN Entertainment Inc., an Internet media and service provider, from October 1999 to December 2002. He served as President and Chief Financial Officer of Cybermedia, a PC user security and performance software provider, from April 1998 to September 1998, where he also served as a member of the board of directors from August 1996 to September 1998. Mr. Tolonen served as Chief Financial Officer of Novell, Inc., an enterprise software provider, from June 1989 to April 1998. Mr. Tolonen previously served on the boards of directors of MobileIron, Inc., Imperva, Inc., Blue Coat Systems, Inc., and Taleo Corporation. Mr. Tolonen holds a B.S. in Mechanical Engineering and an M.B.A. from University of Michigan. Mr. Tolonen is also a Certified Public Accountant, inactive, in the State of California. We believe Mr. Tolonen is qualified to serve as a member of our Board because of his background in accounting, his extensive experience as chief financial officer for a number of publicly-held companies, including at several software companies, as well as his involvement on numerous audit committees.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING
Lewis Cirne founded our Company and has served as our Executive Chairman since July 2021 and as a member of our Board since February 2008. He previously served as our Chief Executive Officer from February 2008 through June 2021. From 1998 to 2001, Mr. Cirne was founder and Chief Executive Officer, and from 2001 to 2006, he was Chief Technology Officer, of Wily Technology, Inc. Prior to Wily Technology, Inc., Mr. Cirne held engineering positions at Apple Inc. and Hummingbird Ltd. Mr. Cirne holds an A.B. in Computer Science from Dartmouth College. We believe that Mr. Cirne is qualified to serve as a member of our Board because of his operational and historical expertise gained from serving as our Chief Executive Officer. As our founder and the longest serving member of our Board, we also value his deep understanding of our business as it has evolved over time.
David Henshall has served as a member of the Board since August 2020. In addition, he has served as the President and Chief Executive Officer of Citrix Systems, Inc. (“Citrix”), a multinational software and cloud computing company, since July 2017. Prior to that role, Mr. Henshall held a number of senior executive roles within Citrix, including Chief Financial Officer and Chief Operating Officer from February 2014 to July 2017. Prior to joining Citrix, Mr. Henshall served as Chief Financial Officer of Rational Software Corporation, a software company acquired by IBM Corporation in 2003, and also held various finance positions at Cypress Semiconductor Corporation and Samsung Semiconductor, Inc. Mr. Henshall currently serves on the board of directors of Citrix. Mr. Henshall previously served on the board of directors of Everbridge, Inc. from July 2015 to May 2018 and LogMeIn, Inc. from February 2017 to August 2020. Mr. Henshall holds a B.S. in Business Administration from the University of Arizona and an M.B.A. from Santa Clara University. We believe Mr. Henshall is qualified to serve as a member of our Board because of his extensive experience as a senior executive in the technology industry as well as his financial expertise.
Radhakrishnan (“RK”) Mahendran has been a Partner, Member of the Investment Committee, and Software Sector Head at HMI Capital Management, L.P., an investment firm based in San Francisco, since September 2014. Prior to HMI Capital, Mr. Mahendran worked at Thomas H. Lee Partners, a Boston-based private equity firm, from July 2012 to July 2014 and Goldman Sachs, an investment banking firm, from July 2010 to June 2012. Mr. Mahendran holds a BBA from the University of Texas at Austin. We believe that Mr. Mahendran is qualified to serve as a member of our Board due to his financial and governance experience.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
Our Board has undertaken a review of its composition, the composition of its committees, and the independence of each director. Our Board has determined that, other than Mr. Cirne and Mr. Staples, none of our current directors has a relationship that would bear on the materiality of his or her relationship to us and that each is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. Accordingly, a majority of our directors are independent, as required under applicable NYSE rules. Further, the Board determined that Peter Fenton, who served on the Board until August 19, 2020, did not have a relationship that would bear on the materiality of his relationship to us and that he was “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, relevant transactions between our Company and entities associated with our directors or members of their immediate families, including transactions in the ordinary course of business, and other transactions, relationships, and arrangements that are not required to be disclosed in this Proxy Statement.
Board Leadership Structure
The Board’s leadership structure consists of an Executive Chairman of the Board and a Vice Chair and Lead Independent Director who is appointed, and at least annually reaffirmed, by at least a majority of our independent directors. Mr. Cirne has served as Executive Chairman of the Board since July 1, 2021 and served as Chief Executive Officer of the Company from 2008 through June 2021. Ms. Cochran served as Chair of the Board from August 2020 through June 2021 and has served as the Vice Chair and Lead Independent Director since July 2021.
The duties of the Executive Chairman, Vice Chair and Lead Independent Director, and Chief Executive Officer are set forth in the table below:

	Executive Chairman		Vice Chair and Lead Independent Director		Chief Executive Officer
•	Establish the agenda for regular Board meetings	•	With the Executive Chairman, establish the agenda for regular Board meetings; establish the agenda for meetings of the independent directors	•	Set strategic direction for the Company
•	Preside over meetings of the full Board and meetings of stockholders	•	Preside over meetings of the independent directors and serve as chair of Board meetings in absence of the Executive Chairman	•	Create and implement the Company’s vision and mission
•	Communicate with all directors on key issues and concerns outside of Board meetings	•	Act as a liaison between the independent directors and the Executive Chairman and Chief Executive Officer on sensitive issues; coordinate with the committee chairs regarding meeting agendas and informational requirements	•	Provide input regarding the agenda for regular Board meetings
•	Contribute to Board governance and Board processes	•	Preside over any portions of meetings at which the evaluation or compensation of the Chief Executive Officer or Executive Chairman is presented or discussed, or at which the performance of the Board of Directors is presented or discussed	•	Lead the affairs of the Company, subject to the overall direction and supervision of the Board and its committees and subject to such powers as reserved by the Board and its committees

The Board believes that this overall structure of a separate Executive Chairman of the Board and Chief Executive Officer, combined with a Vice Chair and Lead Independent Director, results in an effective balancing of responsibilities, experience, and independent perspectives that meets the current corporate governance needs and oversight responsibilities of the Board. The Board also believes that this structure benefits the Company by enabling the Chief Executive Officer to focus on strategic matters while the Executive Chairman of the Board focuses on Board process and governance matters. The structure also allows the Company to benefit from Mr. Cirne’s experience as a former Chief Executive Officer of the Company.
The independent directors of the Company meet at least quarterly in executive sessions. Executive sessions of the independent directors are chaired by the Vice Chair and Lead Independent Director if and when the Executive Chairman is not “independent” under applicable standards. The executive sessions include discussions and recommendations regarding guidance to be provided to the Chief Executive Officer and such other topics as the independent directors may determine.

Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also assesses the Company’s cybersecurity risk exposure and monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Code of Conduct and Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation programs, policies, and practices has the potential to encourage excessive risk-taking. Typically, the entire Board meets periodically with senior management responsible for the Company’s risk management, and the applicable Board committees meet periodically with the employees responsible for risk management in the committees’ respective areas of oversight. The Board as a whole and the various standing committees receive periodic reports from the head of the Company’s legal and operations groups, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Further, our Board of Directors has been monitoring the rapidly evolving COVID-19 pandemic, its potential effects on our business, and its impact on the Company with respect to risk mitigation strategies.
Meetings of the Board of Directors
The Board met ten times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member at the time of such meetings. In addition, as required under applicable NYSE listing standards, in the fiscal year ended March 31, 2021, the Company’s non-management directors met four times in regularly scheduled executive sessions at which only non-management directors were present. In addition, as required under applicable NYSE listing standards, in the fiscal year ended March 31, 2021, the Company’s independent directors met five times in executive sessions at which only independent directors were present. Ms. Cochran, the Chair of our Board at the time, presided over the executive sessions.
Under our Corporate Governance Guidelines, directors are expected to attend each Annual Meeting of Stockholders. Seven of our eight directors attended the 2020 Annual Meeting of Stockholders.
Stockholder Communications with the Board of Directors
Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on the Company’s website at http://ir.newrelic.com. In addition, any interested person may communicate directly with the presiding director or the independent or non-management directors. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues are referred to the procedures for such communications on the Company’s website at http://ir.newrelic.com.
Stockholder Engagement
Over the past several years, in response to stockholder feedback, and as part of our ongoing evaluation of best practices, the Board has incorporated enhancements to our executive compensation program and corporate governance practices as described below. In fiscal 2021, we actively engaged in discussions with our largest stockholders, as well as others who requested meetings with our Investor Relations team. These discussions have helped ensure that the Board’s decisions are informed by stockholder views and objectives.
As a result of the feedback we’ve received in recent fiscal years and to better align the long-term interests of the Company and our executive officers with those of our stockholders, we have:

•	appointed 3 new independent directors since the beginning of fiscal 2021;
•	decided to seek stockholder approval at this Annual Meeting of the declassification of the Board, such that the Board will be fully declassified by the annual meeting of stockholders to be held in 2023 if Proposal No. 4 is approved;
•	provided investor letters that offer stockholders substantial detail regarding our business to keep them informed, including as we go through a fundamental business transformation from a subscription-based to a consumption-based business model;
•	enhanced our disclosures in our Proxy Statement about our COVID-19 pandemic response;
•	enhanced our disclosures in our Proxy Statement on corporate responsibility, including disclosures on our practices and commitments to community involvement, diversity and inclusion, and environmental sustainability;
•	approved performance-based equity awards beginning in fiscal 2021, such that a meaningful portion of our executive officer compensation is now in the form of performance stock unit (“PSU”) awards, with vesting tied to our total stockholder return relative to the total stockholder return of the members of the S&P Software & Services Select Industry Index over a three-year performance period;
•	moved to a virtual stockholder meeting platform to provide expanded stockholder access and participation;
•	adopted a compensation recovery (“clawback”) policy which permits the Board to require forfeiture or reimbursement of cash or equity incentive compensation from our Chief Executive Officer and Chief Financial Officer if they engage in certain financial restatement misconduct;
•	adopted stock ownership guidelines which require that our executive officers and non-employee members of the Board own significant amounts of our common stock to better align with the long-term interests of our stockholders;
•	enhanced our Compensation Discussion and Analysis to provide our stockholders material information about our compensation objectives and policies for our named executive officers; and
•	added an overview section on the Company to our Proxy Statement to provide a description of our business, including a summary of our products and certain trends affecting our industry.
Code of Conduct
Our Board has adopted a Code of Conduct, which applies to all officers, directors, and employees, in order to maintain the highest standards of business conduct and ethics. The Code of Conduct is available on the Company’s website at http://ir.newrelic.com. We intend to disclose any amendments to this code, or any waivers of its requirements, on our website to the extent required by the applicable rules and national securities exchange requirements.
Corporate Governance Practices and Guidelines
We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens the Board and management accountability, and leads to better business performance. In light of this goal, we maintain the following strong corporate governance practices:

✓	100% Independent Board Committee Members	✓	Periodic Review of Committee Charters and Governance Policies
✓	Lead Independent Director	✓	Formal Chief Executive Officer Evaluation Process
✓	Annual Board and Committee Evaluations	✓	Clawback Policy
✓	Board Risk Oversight	✓	Stock Ownership Guidelines for Executive Officers and Non-Employee Directors
✓	Regular Meetings of Independent Directors Without Management Present	✓	Annual Say-on-Pay Vote
✓	Code of Conduct for Directors, Officers, and Employees	✓	Insider Trading Policy containing Hedging and Pledging Prohibitions
The Board maintains Corporate Governance Guidelines, which were last reviewed and amended in October 2020, to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines are available on the Company’s website at http://ir.newrelic.com.

Stock Ownership Guidelines
Our Board has adopted stock ownership guidelines to ensure ongoing alignment of the interests of our non-employee directors and executive officers with the long-term interests of our stockholders. Our guidelines require that (i) the Chief Executive Officer own a number of shares of our common stock with a value equal to the lesser of (x) three times his annual base salary and (y) 35,000 shares; (ii) each executive officer (other than the Chief Executive Officer) own a number of shares of our common stock with a value equal to the lesser of (x) one times his or her annual base salary and (y) 10,000 shares; and (iii) each non-employee director own a number of shares of our common stock with a value equal to the lesser of (x) three times his or her annual cash retainer for service on the Board and (y) 2,500 shares.
Each non-employee director and executive officer is required to comply with our stock ownership guidelines by the earlier of August 21, 2023 or five years from his or her promotion or hiring as an executive officer or election to our Board, measured as of the last day of the applicable fiscal year. As of March 31, 2021, all of our non-employee directors and executive officers complied with these stock ownership guidelines or were on track to comply with these stock ownership guidelines within the required five-year period.
Insider Trading Policies; Hedging and Pledging Prohibitions
Our insider trading policy prohibits our employees, including our executive officers, and the members of the Board from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s equity securities. This prohibition extends to any hedging, inherently speculative transaction, or similar transaction designed to decrease the risks associated with holding Company equity securities. In addition, our executive officers, directors, and any person required to comply with the blackout periods or pre-clearance requirements under our insider trading policy are prohibited from pledging Company equity securities as collateral for loans, and may not hold Company securities in a margin account.

Corporate Responsibility
We recognize the importance of a thoughtful approach to corporate citizenship and sustainability. As we continue to develop our strategies and practices in these areas, we are also committed to maintaining and improving our current programs, as outlined below:

✓
COVID-19 Impact and Response. During fiscal 2021, as the COVID-19 pandemic deeply impacted the world and all of our employees and customers, we made strategic shifts in our business operations and social impact programs to respond. We supported our employees (“Relics”) logistically and operationally with the shift to remote work, built programs to support the mental health and tactical needs of our employees as individuals, parents, and caretakers. We also increased efforts to stay connected through weekly all-hands meetings, regular virtual social events, and increased communication. We expanded our donation program to focus on organizations supporting and responding to the COVID-19 pandemic. In addition, the COVID-19 pandemic also impacted many of our customers, especially but not limited to those in the travel and hospitality industries. For customers whose businesses were meaningfully impacted, we offered flexible payment and billing options, and in some cases modified contracts or provided free usage, so that we could continue to support their critical IT environments and digital business platforms during this time.

✓
Social Impact. We drive social good through our commitment to corporate citizenship in the communities in which we operate. Launched in fiscal 2019, NewRelic.org, which is a part of our Company and not a separate legal entity, facilitates our social impact efforts. Our work is centered around a commitment to driving more equitable access to technology. In fiscal 2021, our employees responded to crises relating to COVID-19, racial justice and climate change through volunteerism and giving. Our employees volunteered more than 1,600 hours (in addition to giving more than 420 hours of their professional time and talent to our pro bono program). Our employees contributed, combined with employer matching and rewards, over $300,000 to charitable organizations around the world through our Benevity Causes Portal. Additionally, we contributed over $220,000 to community organizations through sponsorships and partnerships. In fiscal 2021, we re-launched our technology commitment to nonprofits with our “Observability for Good” program, a comprehensive product offering with expanded free tier access to the New Relic One platform and enablement support through volunteer pro bono efforts. With over 5,000 users at nonprofits, charities and non-governmental organizations gaining access to New Relic One through Observability for Good, we are donating the equivalent of approximately $6 million of product credit a year through this program.

✓
Diversity, Equity & Inclusion. Every human being has a core need to belong. That sense of belonging is what allows us to bring our best, most authentic selves to work in service of our customers and each other every day. Our Diversity, Equity & Inclusion (“DE&I”) efforts help create that sense of belonging so employees can do their best work and our customers see themselves in our teams. We take a systems approach to attracting talent from a broad range of backgrounds, perspectives, and experiences and we strive to reflect the diverse communities where we live and work. We design our talent recruitment processes and learning and development opportunities with equity in mind. Our five employee resource groups (Women@New Relic, Rainbow Relics, Relics who Served, NeuRelics and Relics of Color) focus on activities that support our shared values of community engagement, global social impact, and professional growth.

In fiscal 2021, we set out with an aggressive plan to significantly enhance our approach to DE&I. We focused on changing our systems to remove potential bias, as well as changing mindsets through engagement and training. We created 18 plans all with executive sponsors assigned, 50% of which were specifically tied to actions within each division of our business. The remaining plans focused on making systemic changes and elevating our global commitments company-wide. Our executives reviewed workforce data to set specific targets and goals designed to improve diversity in hiring, promotions and belonging.

For example, some accomplishments from this effort include:

•Launching of “Hiring for Success” which created a structure and training for every recruiter and hiring manager to follow. The training ensures all managers receive anti-bias training before hiring.
•Putting in place a plan in which all active sourcing is intentionally focused on broadening the candidate pool and finding talent from diverse backgrounds.
•Establishing new “Pay Equity” and “Job Architecture” programs resulting in greater transparency and clarity
•Developing an Internal Career Mobility guide to help our employees learn about and apply for different roles at the Company.

✓
Environmental Sustainability. As a SaaS company, we have a reasonably light environmental footprint. Our primary impacts come from our energy usage in data centers, facilities, and employee travel. As we’ve grown, we’ve focused on operating our regional offices, many of which are located in LEED certified buildings, in centrally located downtown areas, to encourage and incentivize employees to use public transit for commuting. In fiscal 2021, due to the COVID-19 pandemic, we required most of our employees to work remotely, and paused all business travel. Though we plan to return to our offices in the future, almost all of our staff worked remotely for fiscal 2021 with all major sites closed, further reducing any environmental impact associated with working from an office. In addition, we continue to maintain a policy of disposing of old computers and other electronic equipment with an electronic waste vendor so that such equipment is responsibly recycled, repurposed, or donated. In fiscal 2021, we directed all donations from this program to educational programs supporting remote learning.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The table below provides meeting information for the fiscal year ended March 31, 2021 and the current membership information for each of the standing committees. Peter Fenton, a former director, served on the Compensation Committee until his resignation from the Board, including all of its committees, on August 19, 2020.

Name	Audit	Compensation	Nominating and Corporate Governance
Caroline Watteeuw Carlisle(1)		X*	X
Hope Cochran	X
Anne DelSanto(2)		X
David Henshall(3)			X
Adam Messinger			X*
Dan Scholnick	X
James Tolonen	X*	X
Total meetings in fiscal year:	6	13	4
____________________

* Committee Chairperson
(1) Ms. Watteeuw Carlisle was appointed as a member and Chair of our Compensation Committee, replacing Mr. Fenton effective August 19, 2020.
(2) Ms. DelSanto was appointed as a member of our Compensation Committee effective October 29, 2020.
(3) Mr. Henshall was appointed as a member of our Nominating and Corporate Governance Committee effective April 28, 2021.
Our Board may establish other committees to facilitate the management of our business. The composition and functions of each standing committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. The Board has adopted a written charter for each of the committees below that is available to stockholders on the Company’s website at http://ir.newrelic.com.
Audit Committee
Our Audit Committee consists of Dan Scholnick, Hope Cochran, and James Tolonen, each of whom satisfies the independence requirements under the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our Audit Committee is Mr. Tolonen. Our Board has determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of SEC regulations and has the requisite financial expertise required under the applicable requirements of the NYSE. In arriving at this determination, our Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary functions of this committee include:

•reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;
•monitoring the rotation of partners on our engagement team of our independent registered public accounting firm;
•reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
•considering and approving or disapproving of related party transactions;
•reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy, and effectiveness of our financial controls;

•reviewing our guidelines and policies with respect to risk assessment and risk management, including risks associated with data privacy and cyber security;
•conducting a periodic assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and
•establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, as well as accounting or auditing matters.
Compensation Committee
Our Compensation Committee consists of Caroline Watteeuw Carlisle, Anne DelSanto, and James Tolonen, each of whom our Board has determined to be “independent” under NYSE listing standards and the rules and regulations of the SEC and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chair of our Compensation Committee is Ms. Watteeuw Carlisle.
Peter Fenton, a former director who served on the Compensation Committee until his resignation from our Board, including all its committees, on August 19, 2020, was determined to be “independent” under NYSE listing standards and the rules and regulations of the SEC and was a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act during his term as a member of the Compensation Committee.
The primary functions of this committee include:

•determining the compensation and other terms of employment of our Chief Executive Officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;
•evaluating and administering the equity incentive plans, compensation plans, and similar programs advisable for us, as well as recommending to our Board the adoption, modification, or termination of such plans and programs;
•establishing policies with respect to equity compensation arrangements;
•reviewing and recommending to our Board the compensation of our non-employee directors;
•reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to our Board its inclusion in our periodic reports to be filed with the SEC; and
•reviewing and evaluating, periodically, the performance of the Compensation Committee and the adequacy of its charter.
Compensation Committee Processes and Procedures
Our Compensation Committee meets periodically during each fiscal year, with such frequency as it determines to be appropriate under the circumstances, but at least quarterly. Typically, the agenda for each meeting is developed by the chair of the Compensation Committee, in consultation with management. The charter of the Compensation Committee grants the committee full access to all books, records, facilities, and personnel of the Company. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. Our Compensation Committee has direct responsibility for the oversight of the work of any advisors engaged for the purpose of advising the committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve reasonable fees and other retention terms for such consultants. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration the various factors prescribed by the SEC and NYSE that bear upon the advisor’s independence; however, there is no requirement that any such external advisors to the Compensation Committee be independent.

Since January 2014, our Board or Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), to serve as an advisor to the Compensation Committee in the discharge of its responsibilities. Our Compensation Committee, taking into account the various factors prescribed by the SEC and NYSE, reviews the independence of Compensia as a compensation advisor annually and has determined that its work did not give rise to any conflict of interest. A description of the services provided by Compensia is included in “Executive Compensation — Compensation Discussion and Analysis — Governance of Executive Compensation Program” below.

Historically, our Compensation Committee has determined bonus award targets and established new performance goals and objectives for our compensation plans and arrangements at one or more meetings held during the first quarter of the fiscal year and has made adjustments to the design of our annual compensation and equity awards periodically, as the Compensation Committee determines that circumstances warrant. The Compensation Committee also considers matters related to individual compensation, high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy, and new trends, plans, or approaches to compensation, periodically throughout the fiscal year. Our executive officers often attend meetings of the Compensation Committee to present information and answer questions or make recommendations to the Compensation Committee regarding compensation for officers other than for themselves. No executive officer, including our Chief Executive Officer, participates directly in the final deliberations or determinations regarding his or her own compensation or is present when the relevant executive compensation decisions are made.
Under its charter, our Compensation Committee may form and delegate authority to subcommittees as appropriate, including but not limited to (i) a committee composed solely of employees of the Company to serve as an administrative and/or investment committee, with fiduciary responsibilities under the Employee Retirement Income Security Act of 1974 (“ERISA”), with respect to one or more Company plans that are subject to ERISA and (ii), if an exemption from Section 16(b) of the Exchange Act under Rule 16b-3 is desired, a subcommittee composed solely of at least two members of the committee who are “non-employee directors” under Rule 16b-3 to grant awards of equity securities and to take such other actions as may be necessary or appropriate to qualify transactions in the Company’s equity securities under the Rule 16b-3 exemption. The Compensation Committee does not currently delegate any of its functions to others in determining or recommending executive or director compensation.
For additional information regarding our processes and procedures for the consideration and determination of executive compensation, including the role of Compensia as the advisor to the Compensation Committee, see “Executive Compensation — Compensation Discussion and Analysis — Governance of Executive Compensation Program” below.
Compensation Committee Interlocks and Insider Participation
As noted above, the Compensation Committee consists of Ms. Watteeuw Carlisle, Ms. DelSanto, and Mr. Tolonen. Mr. Fenton also served on the Compensation Committee until his resignation from the Board in August 2020. None of the members of the Compensation Committee or Mr. Fenton is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving as a member of our Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Ms. Watteeuw Carlisle, Mr. Henshall and Mr. Messinger, each of whom our Board has determined to be “independent” under the NYSE listing standards. The chair of our Nominating and Corporate Governance Committee is Mr. Messinger.
The primary functions of this committee include:

•identifying, evaluating, and making recommendations to our Board regarding nominees for election to our Board and its committees;
•reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to our Board and management areas for improvement;
•considering and making recommendations to our Board regarding the composition of our Board and its committees;
•reviewing and recommending to our Board any amendments to our corporate governance principles; and
•reviewing and assessing, periodically, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age, and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company, and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience, and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee will also take into account the results of the Board’s self-evaluation, which will be conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board.
At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders and will evaluate such candidates on a case-by-case basis. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate, and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

PROPOSAL NO. 2
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
Under Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, commonly referred to as a “say-on-pay vote.” At the 2016 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company conduct a say-on-pay vote every year. Our Board has adopted a policy that is consistent with this preference.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies, and practices described in this Proxy Statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests. Meanwhile, compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a highly competitive environment.
Accordingly, our Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion is hereby APPROVED.”
Because the vote is advisory, it is not binding on our Board, the Compensation Committee, or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding our executive compensation program and arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote generally on the subject matter at the Annual Meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting say-on-pay votes, the next scheduled say-on-pay vote will be held at the 2022 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 2.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since 2012. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm for the fiscal year ending March 31, 2022. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended March 31, 2021 and March 31, 2020, by Deloitte & Touche LLP, the Company’s principal accountant.

	Fiscal Year Ended March 31,
	2021	2020
	(in thousands)
Audit Fees(1)	$2,145	$1,592
Audit-related Fees(2)	10	10
Tax Fees	—	—
All Other Fees(3)	70	—
Total Fees	$2,225	$1,602

(1) Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.
(2) Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These fees include fees for professional services provided in connection with our Registration Statement on Form S-8.
(3) All other fees consist of fees in connection with SOC-1 readiness consulting services.

All fees described above were pre-approved or ratified by the Board or the Audit Committee.
PRE-APPROVAL POLICIES AND PROCEDURES
In February 2018, the Audit Committee adopted a revised pre-approval policy pursuant to which the Audit Committee has the authority to pre-approve audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee can pre-approve, among other things, specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor on a collective basis, or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. Pursuant to the revised pre-approval policy, the Audit Committee delegated concurrent pre-approval authority to the chair of the Audit Committee.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.
The affirmative vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote generally on the subject matter will be required to ratify the selection of Deloitte & Touche LLP.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 3.

PROPOSAL NO. 4
APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD

Currently, our Amended and Restated Certificate of Incorporation (the “Restated Certificate”) provides that the Company’s directors are divided into three classes, with the term of one class expiring at each annual meeting and the directors in each class serving three-year terms. As part of our Nominating and Corporate Governance Committee’s periodic review of our corporate governance practices and periodic review of the size, structure, composition and functioning of our Board, and after reviewing the various considerations for and against maintaining a classified board structure and discussing it with various of the Company’s stockholders, the Nominating and Corporate Governance Committee recommended that the Board approve an amendment to the Restated Certificate to phase out the classification of our Board over a two-year period such that, beginning at the election of directors at the 2023 Annual Meeting of Stockholders, all directors would be up for election for a one-year term. Accordingly, on June 24, 2021, our Board adopted and declared advisable an amendment to our Restated Certificate (the “Declassification Amendment”) that would phase out the classification of our Board, subject to the approval of this proposal by our stockholders. Our Board further directed that the proposed Declassification Amendment be submitted for consideration by our stockholders at the Annual Meeting. The Board has recommended that stockholders approve the Declassification Amendment.

The general description of the Declassification Amendment set forth below is qualified in its entirety by reference to the full text of the Declassification Amendment, which is attached to this Proxy Statement as Appendix A.

DECLASSIFICATION AMENDMENT

Pursuant to the Declassification Amendment, the annual election of directors will be phased in gradually to assure a smooth transition. If the Declassification Amendment is approved by our stockholders, the Class I directors standing for election at this year’s Annual Meeting will serve until the 2022 Annual Meeting of Stockholders. The Class II and Class III directors will continue to serve out the remaining portion of their three-year terms, but directors elected at and after this Annual Meeting will be elected to one-year terms as follows:

•the directors elected at this Annual Meeting will serve one-year terms;
•at the 2022 Annual Meeting of Stockholders, the Class I directors and Class II directors will stand for election for a one-year term; and
•at the 2023 Annual Meeting of Stockholders, and at each annual meeting of stockholders thereafter, all directors will stand for election for one-year terms and our Board will be declassified.

The Declassification Amendment would not change the present number of directors or our Board’s authority to fill any vacancies or newly created directorships. Under the Declassification Amendment, any director elected to fill a vacancy or newly created directorship would serve for a term expiring at the next annual meeting of stockholders following his or her appointment. However, until the election of directors at the 2023 Annual Meeting of Stockholders, any director elected to fill a newly created directorship or vacancy would serve for the remainder of the full term of the class of directors for which the newly created directorship was created or the vacancy occurred.

Because our Board is currently classified, our Restated Certificate currently provides that directors may be removed only for cause, consistent with Delaware law. The Declassification Amendment provides that (i) prior to the election of directors at the 2023 Annual Meeting of Stockholders, directors may be removed only for cause, and (ii) from and after the 2023 Annual Meeting of Stockholders, when declassification is complete, all directors may be removed either with or without cause.

If the Declassification Amendment is approved, our Board intends to cause the Declassification Amendment to be filed with the Secretary of State of the State of Delaware following the Annual Meeting. In addition, the Board will adopt conforming amendments to our Amended and Restated Bylaws and our Corporate Governance Guidelines, subject to the filing and effectiveness of the Certificate of Amendment implementing the Declassification Amendment. In addition, the Class I directors elected at the 2021 annual meeting have agreed that if the Declassification Amendment is approved, they will stand for election at the 2022 and 2023 annual meetings even though their terms would not technically expire until the 2024 annual meeting.

If the Declassification Amendment is not approved by our stockholders, then our Board will remain classified, the Class I directors will be elected for a term expiring at the 2024 annual meeting of stockholders and conforming amendments to our Amended and Restated Bylaws and our Corporate Governance Guidelines will not be implemented.

CONSIDERATIONS OF OUR BOARD

Our Board has historically viewed the classified board structure as benefiting stockholders by promoting continuity and stability of strategy, reducing the Company’s vulnerability to coercive takeover tactics and special interest groups that may not be acting in the best interests of all stockholders, and encouraging directors to take a long-term perspective. While our Board continues to believe that these are important benefits, our Board has concluded that a classified board structure is not the only means to achieving them. Moreover, our Board believes the benefits of the classified board structure are outweighed by the advantages of a declassified board structure, which enables stockholders to evaluate the performance of all directors each year through the annual election process and, as a result, enhances the accountability of our Board to our stockholders. Furthermore, our Board is aware that the current trend in corporate governance is leading away from classified boards in favor of electing all directors annually. Accordingly, our Board has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that the Declassification Amendment is in the best interests of the Company and its stockholders.

The affirmative vote of holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of the outstanding shares entitled to vote generally in the election of directors will be required to approve the Declassification Amendment. Abstentions and broker non-votes will have the same effect as votes “Against” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 4.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)
The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended March 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021.
James Tolonen
Hope Cochran
Dan Scholnick
________________

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of May 31, 2021, information regarding beneficial ownership of our capital stock by:

•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•each of our named executive officers;
•each of our directors; and
•all of our current executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, or has the right to acquire beneficial ownership of that security within 60 days. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
Our calculation of the percentage of beneficial ownership is based on 64,232,825 shares of our common stock outstanding as of May 31, 2021. Common stock subject to options currently exercisable or exercisable within 60 days of May 31, 2021 or restricted stock unit (“RSU”) awards scheduled to vest within 60 days of May 31, 2021 is deemed to be outstanding for computing the percentage ownership of the person holding these options and RSU awards and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.
The table is based upon information supplied by our executive officers and directors and Schedules 13D and 13G filed with the SEC. The address of each executive officer and director, unless otherwise indicated by footnote, is c/o New Relic, Inc., 188 Spear Street, Suite 1000, San Francisco, California 94105.

Name of Beneficial Owner	Number	Percentage
Named Executive Officers and Directors:
Lewis Cirne(1)	8,441,384	13%
Mark Sachleben(2)	608,253	1%
Michael Christenson (3)	399,246	*
William Staples(4)	53,667	*
Caroline Watteeuw Carlisle(5)	9,292	*
Hope Cochran(6)	9,850	*
Anne DelSanto	—	*
David Henshall(7)	4,750	*
RK Mahendran(8)	5,259,021	8%
Adam Messinger(9)	54,314	*
Dan Scholnick(10)	42,722	*
James Tolonen(11)	27,424	*
All current executive officers and directors as a group (13 persons)(12):	14,587,334	22%
5% Stockholders:
Eminence Capital, LP(13)	5,541,520	9%
HMI Capital Management, LP(14)	5,259,021	8%
Matrix Capital Management Company, LP(15)	5,000,000	8%
The Vanguard Group(16)	4,867,940	8%
Champlain Investment Partners, LLC(17)	4,159,545	6%
BlackRock, Inc.(18)	3,154,153	5%
__________________

*Represents beneficial ownership of less than 1% of the outstanding common stock.

(1)Consists of 274,000 shares held by J.P. Morgan Trust Company of Delaware, as Trustee of the Cirne Family 2012 Irrevocable Trust, 5,696,476 shares held by Lewis Cirne and his spouse, as Trustees of the Cirne Family Revocable

Trust UAD March 20, 2012, 1,631,000 shares held by the Beloved in Christ Foundation at which he is an officer and may be deemed to hold voting and dispositive power over the shares, and 839,908 shares of common stock issuable pursuant to options exercisable within 60 days of May 31, 2021. Mr. Cirne does not have sole or shared voting or dispositive power over the shares held by J.P. Morgan Trust Company of Delaware, as Trustee of the Cirne Family 2012 Irrevocable Trust.
(2)Consists of 378,366 shares held by the Sachleben Sullivan Living Trust dated August 22, 2012 for which Mr. Sachleben and his spouse are the trustees, 229,887 shares of common stock issuable pursuant to options exercisable within 60 days after May 31, 2021.
(3)Consists of 203,683 shares of common stock held by Mr. Christenson and 195,563 shares of common stock issuable pursuant to stock options exercisable within 60 days after May 31, 2021.
(4)Consists of 13,971 shares of common stock held by Mr. Staples and 39,696 shares of common stock issuable pursuant to stock options exercisable within 60 days after May 31, 2021.
(5)Consists of 3,141 shares of common stock held by Ms. Watteeuw Carlisle and 6,151 shares of common stock issuable pursuant to options exercisable within 60 days after May 31, 2021.
(6)Consists of 2,834 shares of common stock held by Ms. Cochran and 7,016 shares of common stock issuable pursuant to options exercisable within 60 days after May 31, 2021.
(7)Consists of 4,750 shares of common stock held by Mr. Henshall.
(8)Consists of the shares described in footnote 14 below.
(9)Consists of 44,148 shares of common stock held by Mr. Messinger and 10,166 shares of common stock issuable pursuant to options exercisable within 60 days after May 31, 2021.
(10)Consists of 36,751 shares of common stock held by Mr. Scholnick and 6,151 shares of common stock issuable pursuant to options exercisable within 60 days after May 31, 2021.
(11)Consists of 9,835 shares of common stock held by Mr. Tolonen and 17,589 shares of common stock issuable pursuant to options exercisable within 60 days after May 31, 2021.
(12)Consists of 13,366,899 shares of common stock and 1,220,435 shares of common stock issuable pursuant to options exercisable within 60 days after May 31, 2021.
(13)This information is based solely on information contained in the Schedule 13G filed with the SEC on February 16, 2021 by Eminence Capital, LP (“Eminence Capital”). Represents shares owned by and on behalf of each Eminence Capital and Ricky C. Sandler (“Sandler”). Eminence Capital serves as the management company or investment advisor to several Eminence funds and a separately managed account and may be deemed to have voting and dispositive power over shares held for the accounts of the Eminence funds and the separately managed account. Eminence GP, LLC (“Eminence GP”) serves as general partner or manager with respect to the shares directly owned by some of the Eminence funds and may be deemed to have voting and dispositive power over the shares held for the accounts of certain Eminence funds. Sandler is the chief executive officer of Eminence Capital and managing member of Eminence GP and may be deemed to have voting and dispositive power over the shares held for the accounts of the Eminence funds and the separately managed account, and individually over shares owned by certain family accounts and other related accounts over which Sandler has investment discretion. Eminence Capital and Sandler have shared voting and dispositive power with respect to all shares, Eminence GP has shared voting and dispositive power with respect to 5,539,215 shares and Sandler has sole voting and dispositive power with respect to 2,305 shares. The business address of Eminence Capital, Eminence GP and Sandler is 399 Park Avenue, 25th Floor, New York, New York 10022. The Schedule 13G provides information only as of December 31, 2020 and, consequently, the beneficial ownership of the above-mentioned entities may have changed between December 31, 2020 and May 31, 2021.
(14) Consists of 5,259,021 shares held by funds for which HMI Capital Management, L.P. (“HMI Capital”) serves as the investment advisor and HMI Capital Fund GP, LLC (“HMI Fund GP”) serves as the general partner. HMI Capital and HMI Fund GP may be deemed to have voting and dispositive power over the shares listed above. Sean Barrett, Marco Hellman, RK Mahendran, and Justin Nyweide comprise the investment committee of HMI Capital and, in that capacity, may also be deemed to have voting and dispositive power over the shares. The business address of HMI Capital, HMI Fund GP, and all funds managed by HMI Capital is 555 California Street, Suite 4900, San Francisco, California 94104.
(15)This information is based solely on information contained in the Schedule 13G/A filed with the SEC on February 16, 2021 by Matrix Capital Management Company LP (“Matrix”) and David E. Goel. According to the Schedule 13G/A, Matrix Capital Management Company LP and Mr. Goel each have shared power to vote or direct the vote of and dispose or direct the disposition of 5,000,000 shares of common stock. Mr. Goel is the Managing General Partner of Matrix. Matrix is the investment advisor to Matrix Capital Management Master Fund, L.P. and various other funds. Matrix Capital Management Master Fund, L.P. has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The address for each of these individuals and entities is Bay Colony Corporate Center, 1000 Winter Street, Suite 4500, Waltham, MA 02451. The Schedule 13G/A provides information only as of December 31, 2020 and, consequently, the beneficial ownership of the above-mentioned entities may have changed between December 31, 2020 and May 31, 2021.

(16)This information is based solely on information contained in the Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, Inc. (“Vanguard”). Vanguard may be deemed to beneficially own the indicated shares and has sole dispositive power over 4,787,265 shares, shared dispositive power over 80,675 shares, sole voting power over 0 shares and shared voting power over 39,653 shares. Vanguard reported its beneficial ownership on behalf of itself and the following: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited, each a wholly owned subsidiary of Vanguard. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A provides information only as of December 31, 2020 and, consequently, the beneficial ownership of the above-mentioned entities may have changed between December 31, 2020 and May 31, 2021.
(17)This information is based solely on information contained in the Schedule 13G/A filed with the SEC on February 12, 2021 by Champlain Investment Partners, LLC (“Champlain”). Champlain is the beneficial owner of 4,159,545 shares of common stock, has sole voting power over 3,534,925 shares of common stock, has shared voting power of 0 shares of common stock, has sole dispositive power over 4,159,545 shares of common stock, and has shared dispositive power over 0 shares of common stock. Champlain’s address is 180 Battery St., Burlington, Vermont 05401. The Schedule 13G/A provides information only as of December 31, 2020 and, consequently, the beneficial ownership of the above-mentioned entities may have changed between December 31, 2020 and May 31, 2021.
(18) This information is based solely on information contained in the Schedule 13G filed with the SEC on February 5, 2021 by BlackRock, Inc. (“BlackRock”). BlackRock is the beneficial owner of 3,154,153 shares with sole voting power over 2,957,032 shares and sole dispositive power over 3,154,153 shares. The shares were acquired by the following subsidiaries of BlackRock: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors and BlackRock Fund Managers Ltd. The address for BlackRock is 55 East 52nd Street, New York, NY 10055. The Schedule 13G provides information only as of December 31, 2020 and, consequently, the beneficial ownership of the above-mentioned entities may have changed between December 31, 2020 and May 31, 2021.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2021, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our executive officers as of July 1, 2021.

Name	Age	Position(s)
William Staples	48	Chief Executive Officer and Director
Lewis Cirne	51	Founder and Executive Chairman
Kristy Friedrichs	41	Chief Operating Officer
Steve Hurn	57	Chief Sales Officer
Mark Sachleben	55	Chief Financial Officer and Corporate Secretary
There are no family relationships between any of our directors and any of our executive officers.
Lewis Cirne and William Staples. Biographical information with regard to Messrs. Cirne and Staples is presented under “Proposal No. 1 — Election of Directors” in this Proxy Statement.
Kristy Friedrichs has served as our Chief Operating Officer since July 2021 and our Chief People Officer from February 2017 through June 2021. From 2001 to January 2017, Ms. Friedrichs served in various roles at Bain & Company, a management consulting firm, both in advisory roles as an Associate Partner and most recently as the Head of Consulting Operations, where she led staffing and operations for the Bay Area business. She holds an M.B.A. from Harvard Business School and a B.S. in Economics from Duke University.
Steve Hurn has served as our Chief Sales Officer since July 2021 and our Executive Vice President of Worldwide Sales from December 2020 through June 2021 and our Head of EMEA Sales from May 2020 to December 2020. Previously, Mr. Hurn served in various roles at TIBCO Software Inc., an enterprise data company, and most recently as the Executive Vice President of Global Sales from February 2018 to July 2020 and Senior Vice President of Global Sales from January 2017 to January 2018.
Mark Sachleben has served as our Chief Financial Officer since April 2008 and our Corporate Secretary since February 2018. From December 1999 to March 2006, Mr. Sachleben served as Vice President of Finance at Wily Technology, Inc., an application performance company. Mr. Sachleben holds an M.B.A. from Stanford University and an A.B. in Engineering Science and B.S. in Fluid and Mechanical Engineering from Dartmouth College.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
General
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives, describes the material elements of our executive compensation program during fiscal 2021, and analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the compensation decisions for our named executive officers for fiscal 2021 (the “Named Executive Officers”), including the key factors that the Compensation Committee considered in determining the compensation of our Named Executive Officers. Not taking into account title changes in connection with the executive transitions discussed below, our Named Executive Officers for fiscal 2021 were:

•Lewis Cirne, our former Chief Executive Officer;
•Michael Christenson, our former President and Chief Operating Officer;
•Mark Sachleben, our Chief Financial Officer and Corporate Secretary; and
•William Staples, our former President and Chief Product Officer.
Fiscal 2021 Executive Transitions
Mr. Christenson resigned from his position as President effective January 5, 2021 and as Chief Operating Officer effective as of March 31, 2021. Mr. Christenson agreed to a continued employment relationship with the Company from and after April 1, 2021 serving as an advisor to our Chief Executive Officer.
On January 5, 2021, Mr. Staples was promoted to the role of President in addition to his role as Chief Product Officer.
Fiscal 2022 Executive Transitions
On June 24, 2021, we entered into a separation agreement with Mr. Christenson pursuant to which he agreed to resign from all positions with the Company effective June 30, 2021. For a summary of the terms of Mr. Christenson’s separation agreement, see “Separation Agreement with Mr. Christenson” below.

On July 1, 2021, Mr. Cirne transitioned from his role as Chief Executive Officer to Executive Chairman and Mr. Staples was promoted from President and Chief Product Officer to Chief Executive Officer.
Executive Compensation Philosophy and Program Design
Compensation Philosophy

We operate in a highly competitive industry that is characterized by constant change and innovation, and we expect competition among companies in our market to continue to increase for the foreseeable future. Our observability platform combines functionality from numerous traditional product categories, and hence we compete in each of these categories with home-grown and open-source technologies, as well as a number of different commercial vendors. To grow our business successfully in this dynamic environment, we must continually develop and enhance our products and platform features to stay ahead of customer needs and challenges.
Our ability to compete and succeed is dependent on our ability to recruit, incentivize, retain, and reward a skilled team of technical, sales, marketing, operations, and other business professionals, while facing intense competition both within the software industry and from other technology companies for highly-qualified executives. Our compensation philosophy is designed to establish and maintain an executive compensation program that attracts, incentivizes, rewards, and retains talented individuals who possess the skills necessary to create long-term value for our stockholders, expand our business, and assist in the achievement of our strategic goals.

The key elements of our executive compensation philosophy include the following:

✓	Pay for Performance — Our executive compensation program is heavily weighted towards “at risk” and performance-based compensation.
✓	Fair, Flexible, and Results-Oriented — We design our executive compensation program structure to reward results and to provide parity and consistency within functions.
✓
Ownership Culture — We believe that ownership of our common stock by our executive officers is a critical retention tool, and the use of equity awards to deliver long-term incentive compensation opportunities emphasizes long-term results and aligns the interests of our executive officers and our stockholders.

Program Design
Our executive compensation program is designed to reflect our compensation philosophy and currently consists of three principal components: a base salary, an annual cash bonus opportunity, and long-term incentive compensation opportunities delivered in the form of options to purchase shares of our common stock, RSU awards that are settled in shares of our common stock upon satisfaction of time-based vesting conditions and, beginning in fiscal 2021, performance stock unit (“PSU”) awards that are settled in shares of our common stock upon satisfaction of performance-based vesting conditions. As a result, a significant portion of our executive officers’ target total direct compensation opportunities is at risk and dependent upon our performance and the market price of our common stock. Accordingly, our executive officers are financially incentivized to increase the market price of our common stock.
To reward results and to provide parity and consistency within functions, our executive officers participate in the same cash bonus plan structure as our other employees and are eligible to receive cash bonuses if our pre-established quarterly corporate financial and operational performance objectives are achieved. The Compensation Committee believes that such cash bonus opportunities appropriately reward our executive officers for delivering financial and operational results that meet or exceed these pre-established quarterly objectives for each fiscal year.
Our executive compensation program is also heavily weighted towards long-term incentive compensation opportunities in the form of equity awards. The Compensation Committee believes that compensation in the form of equity awards enables us to closely align the decision-making of our executive officers with the long-term interests of our stockholders by driving achievement of our financial and strategic goals. To ensure that we remain faithful to our compensation philosophy, from time to time the Compensation Committee evaluates, with the assistance of analysis and data from its compensation consultant, the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our total stockholder return over this period.
As our needs evolve, the Compensation Committee intends to continue to evaluate our compensation policies and practices as circumstances require to best reflect our overall compensation philosophy.

Fiscal 2021 Executive Compensation Program Overview
Fiscal 2021 Business Highlights
Fiscal 2021 was a transformational year for us as we began our conversion from a subscription to a consumption business. This fiscal year, we asked our employees to make significant commitments to the company and we made some hard choices around what’s best for our business in the long term. We believe New Relic is fundamentally better positioned entering fiscal year 2022 and have a more constructive charter for our go-to-market teams and better alignment with our customers. In addition, we have the early confidence of seeing many of our strategic bets validated by the market and early signs of success around user engagement, product adoption, and consumption.
Our fiscal 2021 business highlights include the following key annual financial metrics:

•revenue of $668 million, up 11% compared to the prior fiscal year;
•annual recurring revenue as of March 31, 2021 of $674 million, an increase of 5% compared to the prior fiscal year;
•more than 1,048 paid business accounts with annual recurring revenue over $100,000 as of March 31, 2021, an improvement of approximately 5% compared to March 31, 2020; and
•cash, cash equivalents, and short-term investments were $816 million as of March 31, 2021, compared with $805 million as of March 31, 2020.

Our Executive Compensation Practices
Say-on-Pay Vote
At the 2020 Annual Meeting of Stockholders, more than 86% of the votes cast on the Company’s annual say-on-pay proposal were voted in favor of the compensation of our named executive officers. We believe these results represent strong stockholder support of our overall compensation philosophy and decisions for fiscal 2020. Accordingly, the Compensation Committee did not make any material changes to the underlying structure of our executive compensation program for fiscal 2021, other than the addition of our PSU award program. The Compensation Committee regularly reviews and adjusts our executive compensation program to ensure it remains competitive and aligned with our stockholders’ interests.
Fiscal 2021 Executive Compensation Highlights
The following key compensation actions were taken with respect to our Named Executive Officers for fiscal 2021:

•Base Salaries — In connection with the Compensation Committee’s annual review of our executive compensation program, the annual base salaries of our Named Executive Officers (except Mr. Staples, as described below), remained unchanged from fiscal 2020.
•Cash Bonuses — Our Named Executive Officers’ aggregate quarterly cash bonuses ranged from approximately 0% to 88% of their target annual cash bonus opportunities, including an aggregate cash bonus of $161,494 for Mr. Cirne.
•Long-Term Incentive Compensation — In connection with the Compensation Committee’s annual review of our executive compensation program, our Named Executive Officers (other than Messrs. Cirne and Staples) were granted long-term incentive compensation opportunities 50% in the form of RSU awards to be settled in shares of our common stock upon satisfaction of time-based vesting conditions and 50% in the form of PSU awards to be settled in shares of our common stock upon satisfaction of performance-based vesting conditions, with aggregate grant date fair values ranging from $5,212,451 to $5,365,777, while Mr. Cirne was granted a long-term incentive compensation opportunity in the form of an option to purchase shares of our common stock and a PSU award, with an aggregate grant date fair value of $7,665,598. Mr. Staples was not eligible for an annual long-term incentive award for fiscal 2021 because he was hired in February 2020, but in August 2020, the Compensation Committee granted him a one-time cash award of $100,000 and a one-time RSU award to be settled in shares of our common stock upon satisfaction of time-based vesting conditions in recognition of his efforts in connection with the re-launch of our New Relic One platform and updated pricing strategy in July 2020. Mr. Staples’ one-time RSU award had an aggregate grant date fair value of $103,910.
•Appointment of President and Chief Product Officer— In connection with his appointment as our President on January 5, 2021 in addition to his role as our Chief Product Officer, we adjusted Mr. Staples compensation arrangements as follows:
•an increase in his annual base salary from $400,000 to $420,000, effective January 5, 2021;
•an increase in his target annual cash bonus opportunity from 75% to 90% of his annual base salary, effective January 5, 2021; and
•additional equity awards granted in May of fiscal 2022 with an aggregate value of $11.0 million, split evenly between an RSU award and a PSU award, vesting over a four-year time-based period and a three-year performance period, respectively. The RSU award has a vesting commencement date of February 15, 2021.
Pay-for-Performance Alignment
We believe our fiscal 2021 executive compensation program is reasonable and competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers. To ensure our executive officers’ interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of their target total direct compensation opportunity each year is “at-risk” and will vary above or below target levels commensurate with our corporate and financial performance.
We emphasize variable compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results tied to pre-established goals, with more significant rewards for meeting or exceeding such goals, through our cash bonus plan, as well as through options to purchase shares of our common stock, RSU awards which are settled in shares of our common stock upon satisfaction of time-based vesting conditions, and PSU awards which are settled in shares of our common stock upon satisfaction of performance-based vesting conditions, which we use to deliver long-term incentive compensation opportunities.

The target total direct compensation opportunities for our Named Executive Officers during fiscal 2019, 2020 and 2021 reflect this pay-for-performance alignment:
Mr. Staples was not eligible for an annual long-term incentive award for fiscal 2021 because he was hired in February 2020. The exclusion of long-term incentive equity awards for Mr. Staples in fiscal 2021 from our overall pay-for-performance alignment contributes to the fluctuations between the fiscal 2020 and fiscal 2021 percentages. We’ve provided more detail regarding these differences as outlined below.

PSUs
Time-vesting RSUs
Time-vesting Stock Options
Annual Cash Incentive
Base Salary
39%
38%
9%
14%
43%
43%
7%
8%
36%
16%
11%
17%
20%
80%
10%
10%
83%
8%
8%
55%
35%
5%
5%
FY19 - Other NEOs
FY20 - Other NEOs
FY21 - Other NEOs
FY19 - CEO
FY20 - CEO
FY21 - CEO

As illustrated by the foregoing graphic, for fiscal 2021 variable compensation (consisting of annual cash incentive and long-term incentive compensation opportunities) made up 95% of the target total direct compensation opportunity of Mr. Cirne, our Chief Executive Officer during fiscal 2021, 80%, on average, of the target total direct compensation opportunities of our other Named Executive Officers, and 93%, on average, of the target total direct compensation opportunities of our other Named Executive Officers (excluding Mr. Staples). In addition, 90% of Mr. Cirne’s target total direct compensation opportunity, 63%, on average, of the target total direct compensation opportunities of our other Named Executive Officers, and 88%, on average, of the target total direct compensation opportunities of our other Named Executive Officers (excluding Mr. Staples) consisted of long-term incentive compensation in the form of equity awards to further align their interests with those of our stockholders and motivate them to create long-term stock price appreciation.
Executive Compensation Policies and Practices
During fiscal 2021, we maintained the following corporate governance and compensation-related policies and practices, which include policies and practices that we have implemented to drive performance as well as policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

•Independent Compensation Committee. The Compensation Committee continues to be comprised solely of independent directors.
•Independent Compensation Committee Advisor. The Compensation Committee engaged its own compensation consultant to assist it in carrying out its responsibilities in fiscal 2021. This compensation consultant performed no other services for us during fiscal 2021.

•Annual Executive Compensation Review. The Compensation Committee conducted an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes, and of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
•Executive Compensation Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:
▪Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on the Company’s performance, and includes short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders.
▪No Pension or Nonqualified Deferred Compensation Plans. We do not currently offer, nor do we have plans to provide, pension arrangements or nonqualified deferred compensation plans or arrangements to our executive officers.
▪No Significant Perquisites. We do not provide significant perquisites or other personal benefits to our executive officers.
▪No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits.
▪“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits under our change-in-control and severance agreements are based on a “double-trigger” arrangement (that is, they require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid).
▪No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.
▪No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any change-in-control or severance payments or benefits.
▪Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.
▪Performance-Based Equity Awards. Beginning in fiscal 2021, we adopted a program pursuant to which a significant portion of the long-term incentive compensation opportunities granted to our Named Executive Officers (except Mr. Staples) would be earned and vest based on changes in our total stockholder return relative to the total stockholder return of the companies in the S&P Software & Services Select Industry Index measured over a three-year performance period.
▪Hedging and Pledging Prohibited. We prohibit our executive officers from hedging our equity securities, pledging our equity securities as collateral for loans, or holding our equity securities in margin accounts.
▪Compensation Recovery “Clawback” Policy. Our executive officers are subject to a compensation recovery (“clawback”) policy, which permits our Board to require forfeiture or reimbursement of cash or equity incentive compensation if they engage in certain misconduct that results in an obligation to restate the Company’s financial statements.
▪Stock Ownership Guidelines. Our stock ownership guidelines require that our executive officers and the non-employee directors of our Board own significant amounts of our common stock and are designed to align the long-term interests of our executive officers and non-employee directors with those of our stockholders.
Governance of Executive Compensation Program
Role of the Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our executive officers, including our Named Executive Officers. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, overseeing, evaluating, and approving the compensation policies, practices, and plans applicable to our executive officers, determining the compensation of our Chief Executive Officer and other executive officers, determining and overseeing the process of evaluating our Chief Executive Officer’s performance, and overseeing the preparation, reviewing, and approving of this Compensation Discussion and Analysis.

The Compensation Committee reviews the base salary levels, target annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including our Named Executive Officers, each fiscal year, or more frequently as warranted. Adjustments are generally effective at the beginning of the fiscal year. Each fiscal quarter, the Compensation Committee reviews our financial and operational performance and the corresponding projected payments under our cash bonus plan and the equity awards previously granted to our executive officers.
When determining and setting the amount of each compensation element, the Compensation Committee generally considers the following factors:

•our performance against the financial and operational objectives established by the Compensation Committee and our Board;
•each individual executive officer’s skills, experience, and qualifications relative to other similarly-situated executive officers at the companies in our compensation peer group and in selected broad compensation surveys;
•the scope of each executive officer’s role compared to other similarly-situated executive officers at the companies in our compensation peer group and in selected broad compensation surveys;
•the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;
•compensation parity among our executive officers, including our Named Executive Officers (other than our Chief Executive Officer);
•the recommendations of our Chief Executive Officer, other than with respect to his own compensation;
•our financial performance relative to our peers; and
•the compensation practices of the companies in our compensation peer group and in selected broad compensation surveys and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels.
In addition, in determining the amount of long-term incentive compensation for our executive officers as part of its annual executive compensation review, the Compensation Committee also considers the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the median proportions of the companies in our compensation peer group, and the potential voting power dilution to our stockholders (our “overhang”) in relation to the median practice of the companies in our compensation peer group.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable. The Compensation Committee retains significant authority to adjust compensation levels of our executive officers based on these and other factors that it deems appropriate to achieve our overall compensation goals.
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management team, including our Chief Executive Officer. The management team (with the assistance of the Compensation Committee’s compensation consultant, Compensia) assists the Compensation Committee by providing information on our performance and the individual performance of our executive officers, as well as market and industry data, and management’s perspective and recommendations on compensation matters. The Compensation Committee solicits and reviews our management team’s (including our Chief Executive Officer’s) recommendations and proposals with respect to adjustments to target annual cash bonus opportunities, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to such executive officer’s own compensation). The Compensation Committee reviews and discusses these recommendations and proposals with our management team (including our Chief Executive Officer) and uses them as one factor in determining and approving the compensation for our executive officers, other than our Chief Executive Officer. In setting the compensation of our Chief Executive Officer, he recuses himself from all recommendations and deliberations regarding his own compensation.

Role of Compensation Consultant
Pursuant to its charter, the Compensation Committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel, and other advisors, to assist in the performance of its responsibilities. In fiscal 2021, the Compensation Committee again retained Compensia to serve as its compensation advisor. Compensia serves at the discretion of the Compensation Committee.
During fiscal 2021, Compensia attended the meetings of the Compensation Committee (both with and without management present) and provided various services, including the following:

•consulting with the Compensation Committee chair and other members between Compensation Committee meetings;
•reviewing, researching, and updating our compensation peer group;
•providing competitive market data based on the compensation peer group and/or broad compensation surveys for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and how the companies in our compensation peer group and/or the broad compensation surveys compensate their executive officers;
•reviewing and analyzing the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers;
•providing competitive market data based on the compensation peer group and/or broad compensation surveys for various executive officer positions, including our President and Chief Product Officer position and our Executive Chair position;
•assisting us with our compensation risk assessment;
•assisting us with a review of our long-term incentive compensation strategy and equity utilization;
•assessing executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;
•reviewing our market equity compensation practices, including burn rate and overhang; and
•providing competitive market data based on the compensation peer group for the non-employee members of our Board and evaluating the compensation we pay our non-employee directors.
In fiscal 2021, Compensia provided no services to us other than the consulting services to the Compensation Committee.

For additional information regarding the role of Compensia as the compensation advisor to the Compensation Committee, including the Compensation Committee’s evaluation of Compensia’s independence, see “Information Regarding Committees of the Board of Directors - Compensation Committee - Compensation Committee Processes and Procedures” above.

Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. In November 2019, the Compensation Committee, with the assistance of its compensation consultant, developed and approved the following compensation peer group for purposes of understanding the competitive market for executive talent:

• Alteryx	• Hubspot
• Box	• Okta
• Cloudera	• Paycom Software
• Cornerstone OnDemand	• Paylocity Holding
• Coupa Software	• Proofpoint
• Dynatrace	• Qualys
• Elastic	• RingCentral
• Five9	• Yext
• Guidewire Software	• Zendesk
The companies in this compensation peer group were selected on the basis of their similarity to us in terms of industry and financial characteristics, as determined using the following criteria:

•similar revenue size – ~0.5x to ~2.0x our last four fiscal quarters’ revenue of $512 million as of September 2019 (~$250 million to ~$1.0 billion);
•similar market capitalization – ~0.3x to ~3.0x our market capitalization of $3.5 billion as of September 2019 (~$1.1 billion to ~$9.9 billion);
•similar business model and/or product – software-as-a-service business model and/or business intelligence or data analytics products;
•a market capitalization multiple of revenue;
•annual revenue growth greater than 20%;
•an initial public offering of equity securities during 2010 or later;
•a business-to-business model; and
•companies identified by Institutional Shareholder Services as peers.
This compensation peer group was used by the Compensation Committee during fiscal 2021 as a reference for understanding the compensation practices of companies in our industry sector.
To analyze the compensation practices of the companies in our compensation peer group, the Compensation Committee’s compensation consultant gathered data for the peer group companies from public filings (primarily proxy statements) and also used information drawn from the Radford’s Global Technology Survey & Global Sales Survey. This market data was then used as a reference point for the Compensation Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.
The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition as necessary or appropriate, taking into account changes in both our business and the businesses of the companies in the compensation peer group.

Compensation Elements
During fiscal 2021, the principal elements of our compensation program for our executive officers, including our Named Executive Officers, consisted of base salary, an annual cash bonus opportunity, and a long-term incentive compensation opportunity delivered in the form of options to purchase shares of our common stock, RSU awards that are subject to time-based vesting conditions, and PSU awards that are subject to performance-based vesting conditions. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above. In the following chart, we provide an overview of each principal element of our fiscal 2021 executive compensation program and describe how each such element is tied to our compensation objectives.

Base Salary
▪ Attract and retain key talent
▪ Motivate strong business performance without encouraging excessive risk taking
Annual Cash Incentive
▪ To drive the achievement of key business results on an annual basis
▪ Corporate performance-based and not guaranteed
Time-vesting Stock Options
▪ Align executive and long-term stockholder interest
▪ Executives rewarded only if stock price grows
Time-vesting RSUs
▪ Align executive and long-term stockholder interest
▪ Attract and retain key talent
PSUs
▪ Align executive and long-term stockholder interests
▪ Establish direct link between stock price performance and executive compensation

We also offer our executive officers severance payments and benefits upon certain terminations of employment, including a termination of employment following a change in control of the Company.
In addition, all of our executive officers are eligible to participate in our 2014 Employee Stock Purchase Plan (the “ESPP”) if they meet the requirements for participation in the ESPP, as described below. Further, all of our executive officers are eligible to receive the other benefits generally available to all employees, which include eligibility to participate in our 401(k) plan. Each compensation element is evaluated based on the factors discussed below.
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including our Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals. We provide base salaries to our executive officers to compensate them for their daily services rendered during the year and to provide them with a level of stable fixed compensation.
Generally, the initial base salary of an executive officer is established through an arm’s-length negotiation with us at the time we hire the executive officer, taking into account his or her position, qualifications, experience, and the base salaries of our existing executive officers. The Compensation Committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.
In April 2020, in connection with its annual review of our executive compensation program, the Compensation Committee evaluated the base salaries of our executive officers, including our Named Executive Officers (other than Mr. Staples), taking into consideration the competitive market analysis prepared by its compensation consultant, the recommendations of our management (including our then-serving Chief Executive Officer, Mr. Cirne) (except with respect to their own base salaries), and the other factors described in “Governance of Executive Compensation Program - Role of the Compensation Committee” above. Following this review, the Compensation Committee determined to maintain the base salaries of all the executive officers at their fiscal 2020 levels after considering competitive market data and the base salaries of the individuals holding similar positions at the companies in our compensation peer group.
However, subsequent to the Compensation Committee’s determination to maintain the base salaries of all executive officers at their fiscal 2020 levels, Mr. Christenson resigned from his position as President effective January 5, 2021 and as Chief Operating Officer effective as of March 31, 2021. After receipt of his resignation, the Company offered, and Mr. Christenson agreed to, a continued employment relationship with the Company from and after April 1, 2021, serving as an advisor to our Chief Executive Officer. The compensation terms for the role were set forth in an Amended Terms of Employment Agreement, executed on January 5, 2021, which revised Mr. Christenson’s cash compensation to consist solely of an annual base salary of $100,000.
On January 5, 2021, Mr. Staples was promoted to the role of President in addition to his role as Chief Product Officer. In connection with his promotion, the Compensation Committee determined that Mr. Staples’ annual base salary should be increased from $400,000 to $420,000 effective January 5, 2021 to reflect his additional responsibilities.

The base salaries of our Named Executive Officers as of March 31, 2020 and March 31, 2021 were as follows:

Named Executive Officer	Fiscal 2020 Base Salary	Fiscal 2021 Base Salary	Percentage Increase
Mr. Cirne	$450,000	$450,000	-
Mr. Sachleben	$390,000	$390,000	-
Mr. Christenson	$400,000	$400,000	-
Mr. Staples	$400,000	$420,000	5%

The actual base salary amounts earned by our Named Executive Officers for fiscal 2021 are reported in the Fiscal 2021 Summary Compensation Table below.
Annual Cash Bonus Plan
We seek to have a significant portion of the compensation of our executive officers, including our Named Executive Officers, tied to corporate performance. To accomplish this objective, we provide our executive officers with the opportunity to earn cash bonuses to encourage the achievement of our corporate performance objectives and to reward those individuals who significantly impact our corporate results.
In April 2020, the Compensation Committee reviewed and approved the terms and conditions of our cash bonus plan, which provided an opportunity for our executive officers, including our Named Executive Officers, and other key employees to earn quarterly cash bonuses based on our ability to achieve corporate performance objectives consistent with our annual operating plan (the “Fiscal 2021 Bonus Plan”). While in prior years, in addition to selecting the corporate performance measures, the Compensation Committee would also approve the quarterly target achievement levels for each corporate performance measure and the formula for bonus payments at the same time as it approved the other terms and conditions for the plan, with the onset of the COVID-19 pandemic in March 2020 and little insight into its potential scope and duration, the Company was unable to project our likely financial results for each fiscal quarter for the Compensation Committee’s consideration in connection with the approvals. In addition, we had not yet transitioned from a subscription to a consumption-based pricing model in connection with the re-launch of the New Relic One platform (which did not take place until July 2020), so management was unable to offer reliable guidance on the impact that the pandemic would have on how the market responded to the changes that were being made to our business model. Consequently, the Compensation Committee determined that it would be prudent to approve only the target achievement levels for the two corporate performance measures and the formula for bonus payments for the first fiscal quarter and to wait until we had more information about the impact of the pandemic on the global economy and our revised business model before approving the target achievement levels and bonus formula for the rest of the fiscal year. As discussed in more detail below, the Compensation Committee approved the target achievement levels for the two corporate performance measures and the bonus formula for the remaining three fiscal quarters in August 2020 after it had a better understanding of how the pandemic was likely to affect us over the longer term. The Compensation Committee did not change the corporate performance measures that it had originally selected in April 2020 for the Fiscal 2021 Bonus Plan. For purposes of the Fiscal 2021 Bonus Plan, the corporate performance measures were as follows:

•“ARR,” which was based on our net incremental annual recurring revenue, is calculated on a quarter-to-quarter basis to measure our sales growth. For this purpose, we define ARR as the revenue we would contractually expect to receive from our customers over the following 12 months, without any increase or reduction in any of their subscriptions.
•“Non-GAAP operating income,” which was defined as our GAAP loss from operations adjusted for stock-based compensation expense, amortization of stock-based compensation capitalized in software development costs, amortization of purchased intangibles, transaction costs related to acquisitions, lawsuit litigation expense, employer payroll tax expense on equity incentive plans and amortization of debt discount and issuance costs.
For each of these corporate performance measures, the Compensation Committee established a target achievement level and payment schedule for the first fiscal quarter, as well as the target weighting for each measure, as follows:
•For ARR (80% weighting), payments were to be based on our actual ARR for the quarter as measured against our ARR target achievement level for the quarter. We are not disclosing the target achievement level for our ARR because we believe that doing so would cause competitive harm to the Company. However, the ARR target achievement level was intended to require significant effort on the part of our executive officers and, therefore, was set at a level that, based on its understanding of our existing new business pipeline, the impact of the COVID-19 pandemic on our business as well as the broader business environment at the time, and competitive factors, the Compensation Committee believed would be difficult to achieve and for which average or below-average performance would result in smaller or no bonus payments.
•For non-GAAP operating income (20% weighting), payments were to be based on a sliding scale for the first fiscal quarter as set forth on page 43.
Target Annual Cash Bonus Opportunities
In April 2020, the Compensation Committee reviewed the target annual cash bonus opportunities of our executive officers, including our Named Executive Officers (except Mr. Staples), taking into consideration the competitive market analysis prepared by its compensation consultant, the recommendations of our management (including our then-serving Chief Executive Officer, Mr. Cirne) (except with respect to their own target annual cash bonus opportunities), and the other factors described in “Governance of Executive Compensation Program — Role of the Compensation Committee” above. Target annual cash bonus opportunities were expressed as a percentage of each executive officer’s base salary.
As part of this review, the Compensation Committee reviewed the target annual cash bonus opportunities of our executive officers to determine the competitiveness of their target total cash compensation compared to that of similarly positioned executive officers at the companies in the compensation peer group and/or broad compensation surveys. The Compensation Committee maintained all of the executive officers’ annual base salaries at their fiscal 2020 levels. Mr. Staples’ target annual cash bonus opportunity was increased from 75% to 90% of his annual base salary effective with his promotion as of January 5, 2021. For fiscal 2021, quarterly bonus payments that could be earned under the Fiscal 2021 Bonus Plan ranged from a minimum of 0% to a maximum of 190% of each executive officer’s target quarterly cash bonus opportunity, with a maximum quarterly payout of 110% of each executive officer’s target quarterly bonus opportunity for each of the first and second fiscal quarters and a maximum quarterly payout of 190% of each executive officer’s target quarterly bonus opportunity for each of the third and fourth fiscal quarters.

The target annual cash bonus opportunities determined in April 2020 for our Named Executive Officers for purposes of the Fiscal 2021 Bonus Plan were as follows:

Named Executive Officer	Fiscal 2020 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Fiscal 2021 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Fiscal 2021 Target Annual Cash Bonus Opportunity ($)
Mr. Cirne	100%	100%	$450,000
Mr. Sachleben	70%	70%	$273,000
Mr. Christenson	100%	100%	$400,000
Mr. Staples	75%	90%	$318,633

Corporate Performance Measures and Bonus Formula
As previously described, the Compensation Committee approved the target achievement levels for the two corporate performance measures, ARR and non-GAAP operating income, and the formula for bonus payments for the first fiscal quarter of 2021 at its April 2020 meeting and postponed taking any further action on the Fiscal 2021 Bonus Plan until it had a better understanding of the likely impact of the COVID-19 pandemic on our business and the broader business environment as well as the re-launch of the New Relic One platform in July 2020.
In August 2020, after evaluating the impact of the COVID-19 pandemic on our business over the previous four months and adjusting expectations as a result of the pricing model transition that we announced in connection with the re-launch of the New Relic One platform, the Compensation Committee decided to retain the same two corporate measures it had approved for the first fiscal quarter of fiscal 2021, and also approved target achievement levels for the two corporate performance measures and the bonus formula for the remaining three fiscal quarters of fiscal 2021. While the COVID-19 pandemic continued to have a significant impact on our business, by that time our management had a better understanding of how the pandemic was likely to affect our business over the longer term and was more comfortable forecasting our likely financial performance. For the second fiscal quarter, the target achievement levels for the two corporate performance measures were expected to be low because of the re-launch of the New Relic One platform and the anticipated residual impact of the pandemic on our business, while the target achievement levels for the two corporate performance measures for the third and fourth fiscal quarters were considered “stretch” targets as they assumed a steady recovery of our business for the second half of the fiscal year.
The Compensation Committee also approved maintaining the target weighting of the two corporate performance measures at 80% for ARR and 20% for non-GAAP operating income. As previously discussed, we are not disclosing the target achievement level for our ARR because we believe that doing so would cause competitive harm to the Company. For non-GAAP operating income, payments were to be based on a sliding scale for each fiscal quarter as follows:

FY21 Q1
Non-GAAP Operating Income	Non-GAAP Operating Income Attainment Percentage
$3.0M or more	30%
$1.0M - <$3.0M	25%
$0.4M - <$1.0M	20%
($1.0M) - <$0.4M	15%
($2.5M) - ($1.0M)	10%
($4.0M) - ($2.5M)	5%
Less than ($4.0M)	0%

FY21 Q2
Non-GAAP Operating Income	Non-GAAP Operating Income Attainment Percentage
$3.0M or more	30%
$0.5M - <$3.0M	25%
($1.5M) - <$0.5M	20%
($3.0M) - ($1.5M)	15%
($4.5M) - ($3.0M)	10%
($6.0M) - ($4.5M)	5%
Less than ($6.0M)	0%

FY21 Q3-Q4
Non-GAAP Operating Income Relative to Target	Non-GAAP Operating Income Attainment Percentage
$5.0M or more	30%
$2.0M - <$5.0M	25%
Target - <$2.0M	20%
($2.0M) - Target	15%
($4.0M) - ($2.0M)	10%
($6.0M) - ($4.0M)	5%
Less than ($6.0M)	0%

The amount that each executive officer, including our Named Executive Officers, was eligible to actually earn was based on our actual achievement with respect to each of these performance measures. The actual amount of the quarterly bonuses awarded to each executive officer for fiscal 2021 could have been more or less than his or her target annual cash bonus opportunity depending on whether and to what extent we achieved our corporate performance objectives based on the following formula:

Target Quarterly Bonus	X	[80% x (Actual ARR/Target ARR)] + [Non-GAAP Operating Income Attainment Percentage]	=	Actual Quarterly Bonus
In addition, the Compensation Committee retains the ability, in its sole discretion, to increase or decrease the amounts actually paid to any executive officer regardless of the actual performance against these measures. Accordingly, whether or not a performance bonus is paid for any year, and the amount of any such bonus, is within the discretion of the Compensation Committee.
Fiscal 2021 Bonus Decisions
Our actual performance against the applicable target level for each corporate performance measure for each fiscal quarter, as well as the determination of the amount to be received by each executive officer, were determined by the Compensation Committee after taking into consideration the recommendations of our management (including our then-serving Chief Executive Officer, Mr. Cirne)(other than with respect to their own quarterly bonuses) and subject to the discretion of the Compensation Committee to adjust any payment based on corporate financial or other considerations. The Compensation Committee did not make any discretionary adjustments to the quarterly bonuses paid to our Named Executive Officers in fiscal 2021.

The following table provides information regarding the quarterly bonus payments made to our Named Executive Officers during fiscal 2021:

Named Executive Officer	Performance Period	Target Quarterly Bonus	Target Performance Level Achievement	Actual Quarterly Bonus
Mr. Cirne	First Quarter	$112,500	55.6%	$62,494
	Second Quarter	$112,500	—%	$—
	Third Quarter	$112,500	88%	$99,000
	Fourth Quarter	$112,500	—%	$—
	Total 2021	$450,000		$161,494
Mr. Sachleben	First Quarter	$68,250	55.6%	$37,913
	Second Quarter	$68,250	—%	$—
	Third Quarter	$68,250	88%	$60,060
	Fourth Quarter	$68,250	—%	$—
	Total 2021	$273,000		$97,973
Mr. Christenson	First Quarter	$100,000	55.6%	$55,550
	Second Quarter	$100,000	—%	$—
	Third Quarter	$100,000	88%	$88,000
	Fourth Quarter	$100,000	—%	$—
	Total 2021	$400,000		$143,550
Mr. Staples	First Quarter	$75,000	55.6%	$41,663
	Second Quarter	$75,000	—%	$—
	Third Quarter	$75,000	88%	$66,000
	Fourth Quarter (1)	$93,633	—%	$—
	Total 2021	$318,633		$107,663
___________
(1)Mr. Staples’ quarterly target cash bonus opportunity for our fourth fiscal quarter reflects an increase from 75% to 90% of his base salary, effective January 5, 2021.
The aggregate cash bonus payments received by our Named Executive Officers for fiscal 2021 are reported in the Fiscal 2021 Summary Compensation Table below.
Long-Term Incentive Compensation
The Compensation Committee believes that long-term incentive compensation is an effective means for incentivizing our executive officers, including our Named Executive Officers, to increase stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation, and motivates them to remain employed with us. Our equity award grant practices are designed to reflect a balance between:

•our desire to motivate, reward, and retain executive talent;
•our need to remain competitive in recruiting; and
•effectively managing the dilution of stockholders’ interests.
We use equity awards in the form of options to purchase shares of our common stock, RSU awards that are subject to time-based vesting conditions, and PSU awards that are subject to performance-based vesting conditions to deliver the annual long-term incentive compensation opportunities to our executive officers, including our Named Executive Officers, and to address special situations as they may arise from time to time. The Compensation Committee believes that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our then-serving Chief Executive Officer, Mr. Cirne, since the options reward him only to the extent that our stock price increases following their grant date (which also benefits our stockholders). The Compensation Committee believes that RSU awards help us to retain our executive officers and reward them for long-term stock price appreciation while at the same time providing some value to the recipient even if the market price of our common stock declines. The Compensation Committee also believes that RSU awards help us to manage dilution to existing stockholders and provide greater transparency and predictability to our executive officers regarding the ultimate value of their compensation opportunities.

In addition, as a result of the feedback we received from our stockholders and to further align the long-term interests of Mr. Cirne and our other executive officers with those of our stockholders, the Compensation Committee added performance-based equity awards in the form of PSU awards as part of our executive compensation program beginning in fiscal 2021. Because the PSU awards are earned and vest based on changes in our total stockholder return (“TSR”) relative to the TSR of the companies in the S&P Software & Services Select Industry Index measured over a three-year performance period, they further align the long-term interests of our executive officers with those of our stockholders and establish a direct link between stock price performance and the compensation of our executive officers while also helping us manage dilution to existing stockholders.
In determining the appropriate mix of stock options, RSU awards, and PSU awards to grant to our executive officers, including our Named Executive Officers, the Compensation Committee considers the current stock and other equity holdings of each executive officer and competitive market data of the types of equity compensation provided to executive officers by the companies in our compensation peer group and/or the broad compensation surveys it reviews, with a goal of achieving a mix that would provide the appropriate incentives while staying competitive in our market.
As discussed above, the Compensation Committee determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and after taking into consideration a competitive market analysis prepared by its compensation consultant, Mr. Cirne’s recommendations (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, our “burn rate” in relation to the median practice of the companies in our compensation peer group, our “overhang” in relation to the median practice of the companies in our compensation peer group, and the other factors described in “Governance of Executive Compensation Program — Role of the Compensation Committee” above.
Annual Equity Awards
In April 2020, in connection with its annual review of our executive compensation program and after considering the factors described above, the Compensation Committee granted our executive officers, including our Named Executive Officers (other than Messrs. Cirne and Staples), annual equity awards the target value of which was divided equally between RSU awards and PSU awards. Mr. Cirne was granted an annual equity award the target value of which was divided equally between an option to purchase shares of our common stock and a PSU award. Mr. Staples was not eligible for an annual equity award because he was hired in February 2020, but in August 2020, the Compensation Committee granted him a one-time RSU award in recognition of his efforts in the launch of our New Relic One platform and our updated pricing strategy in July 2020.
The equity awards granted to our Named Executive Officers in fiscal 2021 were as follows:

Named Executive Officer	Annual Options to Purchase Shares of our Common Stock (number of shares)		Annual RSU Awards for Shares of our Common Stock (number of shares)		Annual PSU Awards (target number of shares)	(3)	Annual PSU Awards (maximum number of shares)	(3)	Equity Awards Granted (aggregate grant date fair value)
Mr. Cirne	111,663	(1)	—		47,044		94,088		$7,665,598
Mr. Sachleben	—		31,990	(2)	31,990		63,980		$5,212,451
Mr. Christenson	—		32,931	(2)	32,931		65,862		$5,365,778
Mr. Staples	—		1,657	(4)	—		—		$103,910
_______________

(1)The number of shares of our common stock subject to the option granted to Mr. Cirne was determined using the target face value approved by the Compensation Committee for the option award ($2,500,000), divided by the average closing market price for our common stock as reported on the NYSE for the 30-day calendar period immediately preceding May 15, 2020, divided by the value obtained using the same method we use to calculate fair value of stock options in our financial statements (except that no provision was made for estimated forfeitures related to service-based vesting requirements).
(2)The target face values of the RSU awards approved by the Compensation Committee for Messrs. Sachleben and Christenson were $1,700,000 and $1,750,000, respectively. The number of shares of our common stock subject to the RSU awards was determined by dividing the target value approved by the Compensation Committee for each RSU award by the average closing market price for our common stock as reported on the NYSE for the 30-day calendar period immediately preceding May 15, 2020.
(3)The target face values of the PSU awards approved by the Compensation Committee for Messrs. Cirne, Sachleben, and Christenson were $2,500,000, $1,700,000 and $1,750,000, respectively. The target number of PSUs subject to each award was determined based on the target amount of the award assigned to the PSU awards divided by the average closing market price for our common stock as reported on the NYSE for the 30-day calendar period immediately preceding May 15, 2021. The maximum number of shares of our common stock that may be earned under the PSU awards is based on 200% of the target number of shares granted.
(4)The number of shares of our common stock subject to the RSU award was determined using the target face value approved by the Compensation Committee for the RSU award ($100,000), divided by the average closing market price for our common stock as reported on the NYSE for the 30-day calendar period immediately preceding August 26, 2020. Mr. Staples’ RSU award had an aggregate grant date fair value of $103,910.
The shares of our common stock subject to the stock option granted to Mr. Cirne vest and become exercisable over a four-year period, with 1/48th of the total number of shares subject to the option vesting and becoming exercisable in equal increments each month following the vesting commencement date of April 1, 2020, subject to his continued employment through each such vesting date.
Other than Mr. Staples’ RSU award, the shares of our common stock subject to the RSU awards granted to Messrs. Sachleben and Christenson vest over a four-year period, with 1/16th of the total number of shares subject to the award vesting each fiscal quarter following the vesting commencement date of May 15, 2020, subject to the Named Executive Officer’s continued employment through each such vesting date. The shares of our common stock subject to the RSU award granted to Mr. Staples provided for full vesting six months following the vesting commencement date of August 15, 2020, subject to his continued employment through such vesting date.
The PSUs granted to Messrs. Cirne, Sachleben and Christenson vest over a three-year performance period beginning on April 1, 2021 and ending on March 31, 2024. The actual number of shares earned will be determined based upon changes in our TSR relative to the TSR of the companies in the S&P Software & Services Select Industry Index (the “Relative TSR Percentile”) measured over three vesting measurement periods, which are a one-year period beginning on April 1, 2021 and ending on March 31, 2022, a cumulative two-year period beginning on April 1, 2021 and ending on March 31, 2023, and a cumulative three-year period beginning on April 1, 2021 and ending on March 31, 2024 (each such period, a “Vesting Measurement Period”). The number of shares earned will be determined by the Compensation Committee within 45 days after the end of each Vesting Measurement Period (the “Determination Dates”). Each Named Executive Officer must remain an executive officer through the applicable Determination Date in order for his earned PSU award to vest.
The formula below depicts calculation of the number of shares earned:

Target Shares	X	Relative TSR Payout Percentage	=	Shares Earned
The target number of shares eligible to be earned for each Vesting Measurement Period equals one-third of the total target number of shares subject to each PSU award granted to Messrs. Cirne, Sachleben and Christenson. The Relative TSR payout percentage, which can range from 0% to 200%, is based on (1) the change in our stock price during the Vesting Measurement Period, using a 30-day trailing average stock price, and (2) any dividend payments or other distributions we make during the Vesting Measurement Period as compared to the same metrics for each member of the S&P Software & Services Select Industry Index during the Vesting Measurement Period. If our Relative TSR Percentile is at the 50th percentile, 100% of the target shares allocated to that Vesting Measurement Period will be earned. The percentage of shares earned will be adjusted upward or downward on a straight-line basis for each percentile above or below the 50th percentile, except no shares will be earned if our Relative TSR Percentile is below the 25th percentile.
The following table illustrates the percentage of the target shares that may be earned based on our Relative TSR Percentile:

Relative TSR Percentile	Relative TSR Payout Percentage of Target
≥90th percentile	200%
75th percentile	150%
50th percentile	100% (Target)
25th percentile	50%
<25th percentile	—%
The number of shares that may be earned is capped at 100% of the target shares available for vesting on the first and second Determination Dates. The number of shares that may be earned is capped at 200% of the target shares available for vesting on the third Determination Date. In addition, as an incentive to keep Messrs. Cirne, Sachleben and Christenson focused on our long-term TSR performance, our PSU award program provides an opportunity for them to earn shares on the second and third Determination Dates that were not previously earned at the first and second Determination Dates, respectively. On the second Determination Date, up to 100% of the target number of shares from the first Determination Date may be earned (with such number reduced by any shares earned on the first Determination Date), and on the third Determination Date, up to 200% of the target number of shares from the first and second Determination Dates may be earned (with such number reduced by any shares earned on the first and second Determination Dates). These shares are only earned if our Relative TSR Percentile subsequently improves over the cumulative two-year or three-year Vesting Measurement Periods. However, if our TSR for the cumulative three-year Vesting Measurement Period is negative on an absolute basis, the number of shares that can be earned on the third Determination Date is capped at 100% of the target shares, regardless of our Relative TSR Percentile for the cumulative three-year Vesting Measurement Period.
The equity awards granted to our Named Executive Officers in fiscal 2021 are reported in the Fiscal 2021 Summary Compensation Table and the Fiscal 2021 Grants of Plan-Based Awards Table below.
401(k) Plan, ESPP, Welfare, and Health Benefits
We maintain a 401(k) plan, which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. Our 401(k) plan provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the plan. Employees are immediately and fully vested in their contributions. We match 75% of employee contributions, up to $4,000 in matching contributions per calendar year for each employee and such matching contributions are immediately and fully vested.
We also offer our employees, including our executive officers, the opportunity to purchase shares of our common stock at a discount under our ESPP. Pursuant to the ESPP, all eligible employees, including our Named Executive Officers, may allocate up to 15% of their base salary to purchase shares of our common stock, subject to specified limits. The purchase price of the shares will not be less than 85% of the lower of the fair market value of our common stock on the first day of an offering or on the date of purchase.
In addition, we provide other benefits to our executive officers, including our Named Executive Officers, on the same basis as all of our full-time employees. These benefits include, but are not limited to, medical, dental, and vision benefits, group life, and accidental death and dismemberment insurance plans.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, including our Named Executive Officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During fiscal 2021, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Pension Benefits
Other than with respect to our 401(k) plan, our U.S. employees, including our Named Executive Officers, do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.

Nonqualified Deferred Compensation
During fiscal 2021, our U.S. employees, including our Named Executive Officers, did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.
Severance and Change-in-Control Arrangements
We have entered into change-in-control and severance agreements with each of our Named Executive Officers, as described in more detail in “Potential Payments Upon Termination or Change in Control” below.
We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
In determining payment and benefit levels under the various circumstances covered by such post-employment compensation arrangements, the Compensation Committee has drawn a distinction between voluntary terminations of employment, terminations of employment for cause, and involuntary terminations of employment both in connection with or not involving a change in control of the Company. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are generally not appropriate in the event of a voluntary resignation or a termination of employment for cause because such events often reflect either an affirmative decision by the executive officer to end his or her relationship with us or inadequate performance.
The post-employment compensation arrangements with each of our Named Executive Officers provide for certain specified payments and benefits in the event of an involuntary termination of employment in connection with a change in control of the Company. We believe that these arrangements are designed to align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.

Under our post-employment compensation arrangements with our Named Executive Officers, all payments and benefits in the event of a change in control of the Company are payable only if there is a concurrent or subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention power following a change in control of the Company and to avoid windfalls, both of which could occur if vesting accelerated automatically as a result of the transaction.
We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer may owe as a result of the application of Sections 280G or 4999 of the Code during fiscal 2021, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.
The Compensation Committee does not consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. It does believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
For an estimate of the potential payments and benefits payable under our post-employment compensation arrangements with our Named Executive Officers as of the end of fiscal 2021, see “Potential Payments upon Termination or Change in Control” below.
Separation Agreement with Mr. Christenson
As mentioned under “General — Fiscal 2022 Executive Transitions” above, we entered into a separation agreement with Mr. Christenson on June 24, 2021, pursuant to which he agreed to resign from all positions with the Company effective June 30,

2021. In exchange for his agreement to comply with the terms and conditions of the separation agreement (which included a general release of claims in favor of us), Mr. Christenson is entitled to receive (1) cash severance in an amount equal to six months of Mr. Christenson’s base salary (an aggregate of $50,000), paid in a lump sum, (2) the cost of premium payments for group health insurance continuation coverage for up to six months following his separation date, (3) accelerated vesting of all of his outstanding and unvested equity awards, with the number of PSUs accelerated measured as 100% of the target number of PSUs eligible to vest as of the grant date, and (4) up to two years following his separation date to exercise his vested stock options.
Other Compensation Policies and Practices
Equity Awards Grant Policy
The Compensation Committee has delegated authority to our Chief Executive Officer and Chief Financial Officer to grant equity awards to our employees (other than our executive officers) and consultants, subject to the terms and conditions of the policy. Such awards may be granted on a monthly basis to newly-hired employees and consultants, to existing employees and consultants in connection with a promotion or in recognition of their contributions to the Company, to existing employees and consultants as part of our annual equity “merit” program, and to existing employees and consultants as spot awards or “refresh” equity awards. In each instance, the policy provides for limitations on the size of any such awards. In the case of options to purchase shares of our common stock, the exercise price of such options must be at least equal to the fair market value of our common stock on the date of grant.
Stock Ownership Guidelines
We maintain stock ownership guidelines for our executive officers, including our Named Executive Officers, and the non-employee members of our Board to ensure the ongoing alignment of their interests with the long-term interests of our stockholders. For information concerning these guidelines, see “Information Regarding the Board of Directors and Corporate Governance—Stock Ownership Guidelines” above.
Compensation Recovery “Clawback” Policy
We maintain a policy that gives the Board discretion to require that our executive officers repay incentive-based compensation to the Company if the Board (or the Compensation Committee to which it has delegated authority) determines that the executive officer’s knowing violation of rules and regulations or the willful commission of an act of fraud, dishonesty, gross recklessness, or gross negligence in the performance of the executive officer’s duties contributed to material noncompliance of the Company with any financial reporting requirement that resulted in an obligation to restate the Company’s financial statements on which such compensation was calculated. The recoupment is limited to cash or equity incentive-based compensation received by such executive officer during the three fiscal years preceding the date on which we are required to prepare an accounting restatement, and we can recoup up to the full amount of the difference between any incentive-based compensation received by the executive officer that was calculated based on financial statements that were subsequently restated and the lower amount of incentive compensation to which the executive officer would have been entitled had the financial statements been properly reported. The Compensation Committee believes that this clawback policy reflects good standards of corporate governance and reduces the potential for excessive risk taking by our executive officers. The SEC is expected to adopt regulations requiring the national securities exchanges to enact listing standards requiring policies providing for the recovery of incentive-based compensation, and the clawback policy will be timely revised and updated to comply with such listing standards.
Policy Prohibiting Hedging and Pledging of Our Equity Securities
Our insider trading policy prohibits our employees, including our executive officers, and the members of the Board from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s equity securities. This prohibition extends to any hedging, inherently speculative transaction, or similar transaction designed to decrease the risks associated with holding Company equity securities. In addition, our executive officers, directors, and any person required to comply with the blackout periods or pre-clearance requirements under our insider trading policy are prohibited from pledging Company equity securities as collateral for loans, and may not hold Company securities in a margin account.
Tax and Accounting Considerations
Deductibility of Executive Compensation

Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our “covered employees,” including our Named Executive Officers, in a manner consistent with the goals of our executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Taxation of “Parachute” Payments and Deferred Compensation
Sections 280G and 4999 of the Code provide that executive officers and members of our Board who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code imposes additional significant taxes on the individual in the event that an executive officer, member of our Board, or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A.
We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during fiscal 2021, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipients may never realize any value from their awards.
FASB ASC Topic 718 also requires us to recognize the compensation cost of our stock-based compensation awards in our income statements over the period that a recipient is required to render service in exchange for the stock option or other award.

COMPENSATION COMMITTEE REPORT(1)
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021.
Caroline Watteeuw Carlisle
Anne DelSanto
James Tolonen
____________

(1)The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC, and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

ANALYSIS OF RISKS PRESENTED BY OUR COMPENSATION POLICIES AND PROGRAMS
Our compensation programs consist of both fixed and variable compensation. The fixed (or base salary) portion is designed to provide a steady income regardless of our stock price performance so that our employees, including our executive officers, do not focus exclusively on stock price performance to the detriment of other important business measures and objectives. The variable (cash bonus plan and equity awards) portions are designed to reward both short-term and long-term corporate performance.

We have reviewed our compensation policies and practices for employees generally, as well as for our executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. In reaching this conclusion, we assessed our executive and broad-based compensation and benefits programs to determine if any of them created unnecessary or excessive risks of a material nature. This assessment included:

•a review of our compensation policies and practices for employees generally;
•identification of the risks that could result from such policies and practices; and
•analysis of the potential risks against our business strategy and objectives.
In reaching this conclusion, we note the following factors that we believe may reduce the likelihood of unnecessary or excessive risk-taking:

•our overall compensation levels are competitive with the market;
•our compensation policies and practices appropriately balance fixed pay versus variable pay and short-term incentives versus long-term incentives;
•although our annual incentive plans provide for variability of payout, we believe that any potential risks associated with such plans are controlled or mitigated by one or more of the following:
▪the performance measures being multi-dimensional, thereby increasing the range of performance over which incentives are paid;
▪the performance measures and related target levels being generally aligned with our annual operating plan and business objectives and being quantitative in nature;
▪the use of sliding payout scales where appropriate; and
▪the ability of management and/or the Compensation Committee to exercise discretion to reduce or increase payouts; and
•although the equity awards granted to our employees could motivate them to, among other things, focus on increasing our short-term stock price rather than the creation of long-term stockholder value, we believe that any potential risks associated with such awards are controlled or mitigated by one or more of the following:
▪use of a combination of equity vehicles;
▪use of multi-year vesting schedules for our time-based equity awards and multi-year performance periods for our performance-based equity awards; and
▪our prohibition on engaging in hedging transactions in our equity securities for our employees, including our executive officers.
We believe that the variable elements of compensation represent a sufficient percentage of overall compensation to motivate our employees, including our executive officers, to produce positive short-term and long-term corporate results, while the fixed element of compensation is sufficient to ensure that our employees are not encouraged to take unnecessary or excessive risks in doing so.
The Compensation Committee conducts an annual review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

SUMMARY COMPENSATION TABLE
The following table sets forth certain summary information for the year indicated with respect to the compensation earned by each of our Named Executive Officers.
Fiscal 2021 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Lewis Cirne	2021	450,000	—		4,659,708		3,005,890	161,494	4,625	8,281,717
Current Executive Chairman and Former Chief Executive Officer	2020	450,000	—		—		4,485,275	182,475	4,480	5,122,230
	2019	416,250	—		—		3,365,593	455,063	55,498	4,292,403
Mark Sachleben	2021	390,000	—		5,212,451		—	97,973	4,000	5,704,423
Chief Financial Officer and Corporate Secretary	2020	390,000	—		1,072,523		1,072,587	110,702	4,480	2,650,291
	2019	366,250	—		961,750		961,611	241,481	4,000	2,535,092
Michael Christenson(6)	2021	400,000	—		5,365,777		—	143,550	4,000	5,913,327
Former Advisor to Chief Executive Officer and Former President and Chief Operating Officer	2020	200,000	—		5,414,644		5,415,051	53,000	21,490	11,104,185
William Staples(7)	2021	404,849	175,000	(7)	103,910	(7)	—	107,663	4,031	795,452
Current Chief Executive Officer and Former President and Chief Product Officer	2020	51,539	75,000	(7)	2,769,318		2,769,564	12,163	1,357	5,678,942
___________________

(1)The dollar amounts reported in this column represent base salary earned during the indicated fiscal year. For more information regarding base salaries in fiscal 2021, see “Compensation Discussion and Analysis — Compensation Elements — Base Salary” above.
(2)The dollar amounts reported in this column reflect the aggregate grant date fair value of all RSU awards and for the PSU awards at the target number of PSUs granted during the indicated fiscal year computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”) and excluding the effect of estimated forfeitures. The grant date fair value of each RSU award was measured based on the closing price of our shares of our common stock on the date of grant. Because the PSU awards are subject to market conditions related to total stockholder return, the grant date fair value reported was based upon the probable outcome of such conditions using a Monte-Carlo simulation model. For additional information regarding the valuation methodology for the RSU awards and PSU awards, see Note 12, “Common Stock and Stockholders' Equity,” to the Consolidated Financial Statements of our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 as filed with the SEC. The actual vesting of the PSU awards will be between 0% and 200% of the target number of PSUs granted. Assumptions used in the calculation of these amounts are included in “Critical Accounting Policies” in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 as filed with the SEC. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by our Named Executive Officers. The value of the PSUs on the date of grant assuming the highest level of performance conditions will be achieved is $6,011,282 for Mr. Cirne, $4,087,682 for Mr. Sachleben, and $4,207,923 for Mr. Christenson, which is based on maximum vesting of the PSUs multiplied by the closing price of our common stock on the grant date. For additional information regarding the specific terms of the PSU awards granted to our Named Executive Officers in fiscal 2021, see the “Fiscal 2021 Grants of Plan-Based Awards Table” below.
(3)The dollar amounts reported in this column reflect the aggregate grant date fair value of all stock option awards granted during the indicated fiscal year. These amounts have been computed in accordance with ASC 718. The grant date fair value of each stock option was calculated using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in “Critical Accounting Policies” in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 as filed with the SEC. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by our Named Executive Officers.
(4)The dollar amounts reported in this column represent the annual cash bonuses earned under the annual performance bonus plan for the indicated fiscal year. For more information regarding the annual cash bonus plan and target annual cash bonus opportunities for fiscal 2021, see “Compensation Discussion and Analysis — Compensation Elements — Annual Cash Bonus Plan” above.
(5)The dollar amounts reported in this column include Company matching contributions made pursuant to our 401(k) plan of up to $4,000 in a calendar year.
(6)Mr. Christenson joined the Company as our President and Chief Operating Officer in October 2019, transitioned to an advisor of our Chief Executive Officer in April 2021, and agreed to resign from all positions with us effective June 30, 2021. See “Compensation Discussion and Analysis—General—Fiscal 2021 Executive Transitions ” and “Compensation Discussion and Analysis—General—Fiscal 2022 Executive Transitions ” above. Mr. Christenson served as a member of the Board from August 2018 until June 30, 2021, and the dollar amounts reported above also include the following fees and equity awards received in such capacity: (i) fiscal 2020 director fees earned or paid in cash of $15,000 (reported in the “All Other Compensation” column) and (ii) annual director equity granted on August 22, 2019 of $90,016 of stock options (reported in the “Option Awards” column) and $90,003 of RSUs (reported in the “Stock Awards” column), both in accordance with our non-employee director compensation policy. Mr. Christenson did not receive any director fees in fiscal 2021. The aggregate number of shares of our common stock subject to outstanding stock options and RSUs held by Mr. Christenson in connection with his director equity awards as of March 31, 2021 were as follows: 6,151 shares subject to options to purchase our common stock, of which all shares were vested and exercisable as of March 31, 2021 and 0 shares subject to a RSU award as of March 31, 2021.
(7)Mr. Staples joined the Company as our Chief Product Officer effective as of February 14, 2020. Pursuant to his employment offer letter, Mr. Staples received a cash signing bonus in the amount of $150,000 to be paid in two equal installments, subject to reimbursement if he voluntarily resigns from the Company or if his employment is terminated for cause within 12 months of his employment start date. The dollar amounts reported in these columns includes the second half of Mr. Staples' signing bonus as well as a $100,000 cash award and a $100,000 RSU award granted on August 26, 2020. Mr. Staples’ RSU award had an aggregate grant date fair value of $103,910.

GRANTS OF PLAN-BASED AWARDS
The following table provides information with regard to each grant of a plan-based award made to each of our Named Executive Officers under any plan during the fiscal year ended March 31, 2021.

Fiscal 2021 Grants of Plan-Based Awards Table

Name	Award Type	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Maximum ($)(1)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)(2)	Estimated Future Payouts Under Equity Incentive Plan Awards Maximum (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Lewis Cirne	Annual Stock Option	5/15/2020	4/28/2020	—	—	—	—	—	111,663	63.89	3,005,890
	Annual PSU Grant	5/15/2020	4/28/2020	—	—	47,044	94,088	—	—	—	4,659,708
	Cash			450,000	675,000	—	—	—	—	—	—
Mark Sachleben	Annual RSU Grant	5/15/2020	4/28/2020	—	—	—	—	31,990	—	—	2,043,841
	Annual PSU Grant	5/15/2020	4/28/2020	—	—	31,990	63,980	—	—	—	3,168,610
	Cash			273,000	409,500	—	—	—	—	—	—
Michael Christenson	Annual RSU Grant	5/15/2020	4/28/2020	—	—	—	—	32,931	—	—	2,103,962
	Annual PSU Grant	5/15/2020	4/28/2020	—	—	32,931	65,862	—	—	—	3,261,816
	Cash			400,000	600,000	—	—	—	—	—	—
William Staples	RSU Grant	8/26/2020	8/26/2020	—	—	—	—	1,657	—	—	103,910
	Cash			318,633	485,403	—	—	—	—	—	—
________________

(1)These columns set forth the target and maximum annual cash bonus amounts that could be earned by each Named Executive Officer for the fiscal year ended March 31, 2021 under the Fiscal 2021 Bonus Plan. There are no threshold bonus amounts for each individual officer established under the performance bonus plan. The target annual cash bonus opportunities set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target” column were set as a percentage of each Named Executive Officer’s base salary earned for the fiscal year ended March 31, 2021, and the maximum annual cash bonuses opportunities set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Maximum” column represent the sum of each Named Executive Officer’s maximum quarterly bonus payouts, which were set at 110% of each Named Executive Officer’s target quarterly bonus opportunity for each of the first and second fiscal quarters and 190% of each Named Executive Officer’s target quarterly bonus opportunity for each of the third and fourth fiscal quarters. The dollar value of the actual bonus award earned for the fiscal year ended March 31, 2021 for each Named Executive Officer is set forth in the Fiscal 2021 Summary Compensation Table above. As such, the amounts set forth in these columns do not represent either additional or actual compensation earned by the Named Executive Officers for the fiscal year ended March 31, 2021. For a description of the Fiscal 2021 Bonus Plan, see “Compensation Discussion and Analysis — Compensation Elements — Annual Cash Bonus Plan” above.
(2)The PSU awards were granted under the 2014 Plan and are earned over a three-year performance period. As described under “Compensation Discussion and Analysis — Compensation Elements — Annual Equity Awards” above, the number of PSUs that may be earned and eligible to vest is based on our Relative TSR Percentile measured over a one-year period, a cumulative two-year period and a cumulative three-year period, subject to the Named Executive Officer’s continuous employment with us as an executive officer through the applicable vesting date(s). The PSU awards are subject to potential vesting acceleration as described under “Potential Payments upon Termination or Change in Control” below. In addition, pursuant to the terms of his separation agreement, the vesting of
Mr. Christenson’s PSU award will be accelerated, with the number of PSUs accelerated measured as 100% of the target number of PSUs eligible to vest as of the award’s grant date. See “Compensation Discussion and Analysis — Separation Agreement with Mr. Christenson” above.
(3)The RSU awards were granted under the 2014 Plan. With respect to Messrs. Christenson and Sachleben, the shares of our common stock subject to their RSU awards vest over a four-year period, with 1/16th of the total number of shares subject to the award vesting in equal increments each quarter following the grant date, subject to their continued employment with us through each such applicable vesting date. With respect to Mr. Staples, the shares of our common stock subject to his RSU award fully vest six months following the vesting commencement date of August 15, 2020, subject to his continued employment with us through such applicable vesting date. The RSU awards are subject to potential vesting acceleration as described under “Potential Payments upon Termination or Change in Control” below. In addition, pursuant to the terms of his separation agreement, the vesting of Mr. Christenson’s RSU award will be accelerated. See “Compensation Discussion and Analysis — Separation Agreement with Mr. Christenson” above.
(4)The stock option award was granted under the 2014 Plan. With respect to Mr. Cirne, the shares of our common stock subject to the stock option vest and become exercisable over a four-year period, with 1/48th of the total number of shares of our common stock subject to the option vesting in equal increments each month following the vesting commencement date of April 1, 2020, subject to his continued employment through each such vesting date. The stock option award is subject to potential vesting acceleration as described under “Potential Payments upon Termination or Change in Control” below.
(5)Under the 2014 Plan, stock options are granted with an exercise price equal to 100% of the fair market value of our common stock on the date of grant, which was $63.89 per share for the annual stock option award that was granted to Mr. Cirne on May 15, 2020, based on the closing market price of our common stock on the grant date.
(6)The dollar amounts reported in this column represent the grant date fair value of each stock option, RSU award, and PSU award, as applicable, granted to our Named Executive Officers in fiscal 2021. These amounts have been computed in accordance with ASC 718. The grant date fair value of each stock option was calculated using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. The grant date fair value of each RSU award was measured based on the closing price of our common stock on the date of grant. Because the PSU awards are subject to market conditions related to total stockholder return, the grant date fair value reported was based upon the probable outcome of such conditions using a Monte-Carlo simulation model. For additional information regarding the valuation methodology for the RSU awards and PSU awards, see Note 12, “Common Stock and Stockholders' Equity,” to the Consolidated Financial Statements of our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 as filed with the SEC. Assumptions used in the calculation of these amounts are included in “Critical Accounting Policies” in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 as filed with the SEC. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by our Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table provides information with regard to each outstanding equity award held by our Named Executive Officers at March 31, 2021.
Fiscal 2021 Outstanding Equity Awards at Fiscal Year End Table

		Option Awards(1)					Stock Awards(1)
							Time-Based Vesting Awards			Performance-Based Vesting Awards
	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (S)
Name		Exercisable	Unexercisable
Lewis Cirne	4/1/2014	655,000	—		16.93	5/15/2024	—		—	—		—
	4/1/2019	125,000	—		44.58	5/14/2027	—		—	—		—
	7/1/2018	50,510	25,257	(3)	102.01	8/14/2028	—		—	—		—
	4/1/2019	49,569	53,883	(3)	100.82	5/14/2029	—		—	—		—
	4/1/2020	25,589	86,074	(3)	63.89	5/15/2020	—		—	—		—
	4/1/2020				—	—	—		—	31,363	(7)	1,928,197
Mark Sachleben	12/15/2014	17,388	—		23.00	12/11/2024	—		—	—		—
	5/15/2015	3,256	—		30.71	5/14/2025	—		—	—		—
	12/15/2014	53,112	—		23.00	12/11/2024	—		—	—		—
	5/15/2015	48,967	—		30.71	5/14/2025	—		—	—		—
	4/1/2016	21,352	—		25.86	5/15/2026	—		—	—		—
	4/1/2017	54,501	1,161	(3)	44.58	5/14/2027	—		—	—		—
	7/1/2018	14,431	7,217	(3)	102.01	8/14/2028	—		—	—		—
	4/1/2019	11,853	12,886	(3)	100.82	5/14/2029	—		—	—		—
	5/15/2017	—	—		—	—	1,540	(4)	94,679	—		—
	8/15/2018	—	—		—	—	3,536	(4)	217,393	—		—
	5/15/2019	—	—		—	—	5,984	(4)	367,896	—		—
	5/15/2020	—	—		—	—	25,992	(4)	1,597,988	—		—
	4/1/2020	—	—		—	—	—		—	21,327	(7)	1,311,184
Michael Christenson	8/21/2018	2,164	—		99.83	8/20/2028	—		—	—		—
	8/22/2019	3,987	—		57.00	8/21/2029	—		—	—		—
	10/1/2019	67,083	122,329	(5)	67.30	11/14/2029	—		—	—		—
	11/15/2019	—	—		—	—	54,394	(6)	3,344,143	—		—
	5/15/2020	—	—		—	—	26,757	(4)	1,645,020	—		—
	4/1/2020	—	—		—	—	—		—	21,954	(7)	1,349,732
William Staples	2/14/2020	30,356	81,729	(5)	60.72	2/17/2030	—		—	—		—
	2/15/2020	—	—		—	—	34,206	(6)	2,102,985	—		—
__________________

(1)In addition to the specific vesting schedule for each award, each unvested award is subject to the general terms of the 2014 Plan and 2008 Equity Incentive Plan (“2008 Plan”), as applicable, including the potential for future vesting acceleration as described under “Potential Payments upon Termination or Change in Control” below. In addition, pursuant to the terms of his separation agreement, the vesting of Mr. Christenson’s RSU and PSU awards will be accelerated. See “Compensation Discussion and Analysis — Separation Agreement with Mr. Christenson” above.
(2)The market values of the RSU awards that have not vested are calculated by multiplying the number of shares of common stock underlying the RSU awards reported in the table by $61.48 per share, the closing market price of our common stock on March 31, 2021, the last trading day of fiscal 2021.
(3)The shares subject to the stock option vest over a four-year period, with 1/48th of the shares vesting on each monthly anniversary of the vesting commencement date, subject to continued service with us through each vesting date.
(4)The shares subject to the RSU award vest over a four-year period, with 1/16th of the shares vesting each quarter following the vesting commencement date, subject to continued service with us through each vesting date.
(5)The shares subject to the stock option vest over a four-year period, with 1/4th of the shares vesting on the one-year anniversary of the vesting commencement date and thereafter 1/48th of the shares vesting on each monthly anniversary of the vesting commencement date, subject to continued service with us through each vesting date.
(6)The shares subject to the RSU award vest over a four-year period, with 1/4th of the shares vesting on the one-year anniversary of the vesting commencement date and thereafter 1/16th of the shares vesting each quarter, subject to continued service with us through each vesting date.
(7)The shares subject to the PSU award assumes target achievement levels of 100%. One-third of the award units from each PSU award (plus, if applicable, any remaining award units consisting of unearned PSUs from prior vesting periods), are available to be earned and converted into shares on each of the Determination Dates following the three vesting measurement periods occurring during the PSU award’s three-year performance period. The number of PSUs that are earned and eligible to vest for a given Determination Date is based on our Relative TSR Percentile for the applicable vesting measurement period. See “Compensation Discussion and Analysis — Compensation Elements — Annual Equity Awards” above for additional information regarding the PSU awards.

OPTION EXERCISES AND STOCK VESTED
The following table provides information on RSU awards that vested and stock options that were exercised, including the number of shares of our common stock acquired upon vesting or exercise and the value realized, determined as described below, for each of our Named Executive Officers during the fiscal year ended March 31, 2021.
Fiscal 2021 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Lewis Cirne	60,000	2,756,100	—	—
Michael Christenson	—	—	32,477	1,868,838
Mark Sachleben	218,653	11,363,396	19,010	1,141,976
William Staples	—	—	13,059	854,842
_______________

(1)The value realized on exercise is based on the difference between the closing market price of our common stock on the date of exercise and the applicable exercise price of those options multiplied by the number of shares acquired on exercise, and does not represent the actual amounts received by our Named Executive Officers as a result of the option exercises.
(2)The value realized on vesting is based on the number of shares of our common stock underlying the RSU awards that vested multiplied by the closing market price of our common stock on the vesting date, and does not represent the actual amounts received by our Named Executive Officers as a result of the RSU awards vesting.

EQUITY COMPENSATION ARRANGEMENTS
Since our initial public offering, we have granted stock options and RSU awards to our employees, including our Named Executive Officers, under the 2014 Plan. Until our initial public offering, we granted stock options and RSU awards to our employees, including our Named Executive Officers, under the 2008 Plan. For more information on our current equity compensation program and decisions regarding the grants of equity awards in fiscal 2021 to our Named Executive Officers, see “Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentive Compensation” above. The following is a brief summary of the material terms of each of our equity compensation plans.
2008 Equity Incentive Plan
The Board adopted and our stockholders subsequently approved our 2008 Plan in February 2008. The 2008 Plan was most recently amended by the Board and approved by our stockholders in November 2014. The 2008 Plan terminated at the time the underwriting agreement for our initial public offering was executed and no further awards were granted under the 2008 Plan after it terminated.
Equity Awards
Outstanding equity awards granted under the 2008 Plan remain subject to its terms and applicable award agreements until such awards are exercised or otherwise terminate or are forfeited by their terms. Only stock options, restricted stock awards, and RSU awards have been granted under the 2008 Plan.
Plan Administration
The Board has delegated its authority to administer the 2008 Plan to the Compensation Committee. Subject to the terms of the 2008 Plan, the Board or the Compensation Committee determined the recipients, dates of grant, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards that were granted under the 2008 Plan, including the period of their exercisability and vesting.

Corporate Transactions; Change in Control
The 2008 Plan provides that in the event of a corporate transaction, any surviving or acquiring corporation (or, in either case, its parent company) may assume or continue any part or all of the stock awards outstanding under the 2008 Plan, or may substitute similar stock awards; and any reacquisition or repurchase rights held by us may be assigned to our successor (or the successor’s parent company). In connection with a corporate transaction, in general, the vesting of stock awards not assumed in connection with a corporate transaction will not be accelerated and will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us will not terminate and may continue to be exercised notwithstanding the corporate transaction. Notwithstanding the foregoing, in the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the Board may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the stock award would have received upon the exercise of the stock award, over (B) any exercise price payable by such holder in connection with such exercise.
Under the 2008 Plan, a “corporate transaction” is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation, or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation, or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
The 2008 Plan provides that in the event of a change in control of the Company, stock awards may be subject to additional acceleration of vesting and exercisability as may be provided in the stock award agreement covering the awards or any other written agreement with us, but in the absence of such provision, no such acceleration will occur.
Under the 2008 Plan, a “change in control” is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation, or similar transaction; (2) a consummated merger, consolidation, or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (3) a complete dissolution or liquidation of the Company, except for a liquidation into a parent corporation; (4) a consummated sale, lease, or exclusive license or other disposition of all or substantially of our assets; or (5) when a majority of the Board consists of individuals who were not serving on the Board on the date of adoption of the 2008 Plan (the “Incumbent Board”), provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will be considered as a member of the Incumbent Board.
2014 Equity Incentive Plan
The Board adopted, and our stockholders subsequently approved, our 2014 Plan, which became effective at the time the underwriting agreement for our initial public offering was executed.
Equity Awards
Our 2014 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, RSU awards, other stock awards, and performance awards that may be settled in cash, shares, or other property, which may be granted to employees, including our Named Executive Officers. Only stock options, RSU awards, and PSU awards have been granted under our 2014 Plan.
Plan Administration
The Board has delegated its authority to administer the 2014 Plan to the Compensation Committee. Subject to the terms of our 2014 Plan, the Compensation Committee has the authority to determine the terms of awards, including recipients, dates of grant, the exercise, purchase, or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of the award, and the terms of the award agreements.
Corporate Transactions; Change in Control
Our 2014 Plan provides that in the event of certain corporate transactions, the following provisions will apply to outstanding stock awards, unless otherwise provided in a stock award agreement or any other written agreement between us and a participant, or unless otherwise expressly provided by the Board at the time of grant of a stock award:

•the surviving or acquiring corporation (or its parent) may assume, continue, or substitute similar stock awards for outstanding stock awards under the 2014 Plan and any reacquisition or repurchase rights held by us may be assigned to the surviving or acquiring corporation (or its parent);
•to the extent that outstanding stock awards are not so assumed, continued, or substituted, the vesting and, if applicable, exercisability of any such stock awards will not be accelerated and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of such corporation transaction, except that any reacquisition or repurchase rights held by us will not terminate and may continue to be exercised notwithstanding the corporate transaction; or
•to the extent a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the Board may provide, in its sole discretion, that the holder of the stock award may not exercise the stock award, but instead will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of the value of the property the participant would have received upon exercise of the stock award over any exercise price payable by such holder in connection with such exercise.
Under our 2014 Plan, a “corporate transaction” is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation, or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation, or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in the stock award agreement for such stock award or in any other written agreement between us and a participant, but in the absence of such a provision, no such acceleration will occur.
Under our 2014 Plan, a “change in control” is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation, or similar transaction; (2) a consummated merger, consolidation, or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (3) a consummated sale, lease, or exclusive license or other disposition of all or substantially of our assets; (4) a complete dissolution or liquidation of the Company, except for a liquidation into a parent corporation; or (5) when a majority of the Board consists of individuals who are not members of the Incumbent Board, provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will be considered as a member of the Incumbent Board.
2014 Employee Stock Purchase Plan
Additional long-term equity incentives are provided through our ESPP, which became effective at the time the underwriting agreement for our initial public offering was executed. Our ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of section 423 of the Code. Our employees, including our Named Executive Officers, may have to satisfy one or more of the following service requirements before participating in our ESPP, as determined by the administrator: (i) customary employment for more than 20 hours per week and more than five months per fiscal year, or (ii) continuous employment for a minimum period of time, not to exceed two years. An employee may not be granted rights to purchase shares of stock under our ESPP if such employee (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of our common stock, or (ii) holds rights to purchase stock under our ESPP that would accrue at a rate that exceeds $25,000 worth of our stock or 2,000 shares for each fiscal year that the rights remain outstanding.
The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under our ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which our shares of common stock will be purchased for employees participating in the offering. Unless otherwise determined by the Board, shares of common stock are purchased for accounts of employees participating in our ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.
In the event of a corporate transaction, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and the participants’ accumulated contributions will be used to purchase shares within 10 business days prior to the effective date of the corporate transaction.
Under our ESPP, a “corporate transaction” is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation, or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation, or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
EMPLOYMENT ARRANGEMENTS
We have entered into written employment offer letters with certain of our executive officers, including each of the Named Executive Officers other than our Executive Chairman.
In filling our executive positions, our Board, or the Compensation Committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our Board or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.
Each of these employment offer letters provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity (except in the case of Mr. Sachleben’s employment offer letter, though he is eligible to, and does, participate in our annual cash bonus plan), and an equity award recommendation. In addition, each of these employment offer letters contains standard terms related to vacation and participation in our employee benefit plans.
These letters also set forth the rights and responsibilities of each party in the event of a termination of employment, including following a change in control of the Company. For each of the Named Executive Officers, these post-employment compensation terms have been superseded by the change-in-control and severance agreements described in more detail in “Severance and Change-in-Control Benefits” and “Potential Payments upon Termination or Change in Control” below.

Mr. Cirne. As a founder, Mr. Cirne did not join us pursuant to an employment offer letter or any other formal arrangement or understanding regarding his employment. We currently have no employment agreement with Mr. Cirne, and we currently do not anticipate entering into one in the future. Mr. Cirne is an “at-will” employee. On July 1, 2021, Mr. Cirne transitioned from his role as Chief Executive Officer to Executive Chairman of the Board. In connection with Mr. Cirne’s appointment as Executive Chairman, Mr. Cirne’s annual base salary was adjusted to $350,000 and his opportunity to receive a target annual cash bonus was adjusted to 0%. In addition, effective May 17, 2021, Mr. Cirne was granted an equity award with an aggregate value of $5.0 million, split evenly between an RSU award and a PSU award, vesting over a four-year time-based period and a three-year performance period, respectively.
Mr. Christenson. Mr. Christenson is a party to an employment offer letter with us dated September 14, 2019 pursuant to which he agreed to serve as our President and Chief Operating Officer. This employment offer letter provided for an initial base salary of $400,000 and a target annual bonus opportunity of $400,000. Under his employment offer letter, Mr. Christenson was granted initial equity awards with an aggregate target value of $10.0 million, split evenly between an RSU award and stock options at an exercise price of $67.30 per share, in each case with vesting to occur over a four-year period.
During fiscal 2021, Mr. Christenson resigned from his position as President and Chief Operating Officer and agreed to a continued employment relationship from and after April 1, 2021, serving as an advisor to our Chief Executive Officer. The compensation terms for the role were captured in an Amended Terms of Employment Agreement, executed on January 5, 2021, which revised Mr. Christenson’s cash compensation to constitute an annual base salary of $100,000.
On June 24, 2021, we entered into a separation agreement with Mr. Christenson, pursuant to which he agreed to resign from all positions with the Company effective June 30, 2021. For a summary of the terms of Mr. Christenson’s separation agreement, see “Compensation Discussion and Analysis — Separation Agreement with Mr. Christenson” above.
Mr. Sachleben. Mr. Sachleben is a party to an employment offer letter with us dated February 4, 2008 pursuant to which he agreed to serve as our Chief Financial Officer. This employment offer letter provided for an initial base salary of $160,000, which has been subsequently increased. Under his employment offer letter, Mr. Sachleben was granted an option to purchase 1,225,000 shares of our common stock at an exercise price of $0.06 per share, with vesting to occur over a four-year period.
Mr. Staples. Mr. Staples is a party to an employment offer letter with us dated November 19, 2019 pursuant to which he agreed to serve as our Chief Product Officer. This employment offer letter provided for an initial base salary of $400,000 and a target annual bonus opportunity of $300,000. Under his employment offer letter, Mr. Staples was granted initial equity awards with an aggregate target value of $6.0 million, split evenly between an RSU award and stock options at an exercise price of $60.72 per share, in each case with vesting to occur over a four-year period.
On July 1, 2021, Mr. Staples was promoted from President and Chief Product Officer to Chief Executive Officer. In connection with Mr. Staples’ promotion, his annual base salary was increased to $500,000 and his target annual cash bonus opportunity percentage was increased to 100%. In addition, effective May 17, 2021, Mr. Staples was granted equity awards with an aggregate value of $11.0 million, split evenly between an RSU award and a PSU award, vesting over a four-year time-based period and a three-year performance period, respectively.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Change-in-Control and Severance Agreements
We have entered into change-in-control and severance agreements (the “Post-Employment Agreements”) with each of our Named Executive Officers.
The Post-Employment Agreements provide for payments and benefits upon certain terminations of employment, including a termination of employment in connection with or following a change in control of the Company. Each Post-Employment Agreement was originally in effect for three years from the date such agreement became effective, after which each agreement may be renewed by the mutual agreement of the parties thereto. The Post-Employment Agreements were amended on November 3, 2020 to extend the term of such agreements from December 31, 2020 to December 31, 2023.
Under the Post-Employment Agreements, our Named Executive Officers may receive payments and benefits in connection with or within 12 months following a change in control of the Company upon his or her involuntary termination of employment by us without cause (other than as a result of death or disability) or his or her termination of employment for good reason, and for terminations of employment not in connection with a change in control of the Company upon his or her involuntary termination of employment by us without cause (other than as a result of death or disability). Under the Post-Employment Agreements, payment and benefit levels are based on “tiers,” with the executive officers in higher positions generally receiving greater payments and benefits. In all cases, receipt of payments and benefits is subject to the Named Executive Officer executing a release and waiver of claims in favor of the Company.
For a qualifying termination of employment not in connection with a change in control of the Company, the payments and benefits consist of:

•a salary continuation payment determined as a specified number of months of base salary; and
•continuation (or reimbursement) of health benefit premiums for that same period.
For our Executive Chairman, Mr. Cirne, and our current Chief Executive Officer, Mr. Staples, who are both in Tier 1, the salary and benefit continuation period is 12 months, and for Mr. Christenson and Mr. Sachleben, who are in Tier 2, the salary and benefit continuation period is six months.
For a qualifying termination of employment in connection with or within 12 months after a change in control of the Company, the payments and benefits consist of:

•a lump-sum cash payment determined as a specified number of months of base salary;
•continuation (or reimbursement) of health benefit premiums for the number of months used to determine the lump-sum cash payment; and
•accelerated vesting of all outstanding equity awards then held by the Named Executive Officer.
For our Executive Chairman, Mr. Cirne, and our current Chief Executive Officer, Mr. Staples, who are both in Tier 1, the cash lump-sum payment is equal to 18 months of base salary, with 18 months of benefit continuation, and for Mr. Christenson and Mr. Sachleben, who are in Tier 2, the cash lump-sum payment is equal to 12 months of base salary, with 12 months of benefit continuation.
Under the Post-Employment Agreements, the term “change in control” has the same meaning as under our 2014 Plan. The term “cause” means the executive officer’s (i) willful failure substantially to perform his or her duties and responsibilities to us or deliberate violation of our policies; (ii) commission of any act of fraud, embezzlement, dishonesty, or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (iii) unauthorized use or disclosure by the executive officer of any proprietary information or trade secrets of ours or any other party to whom the executive officer owes an obligation of nondisclosure as a result of his relationship with us; or (iv) willful breach of any of his obligations under any written agreement or covenant with us.
Under the Post-Employment Agreements, the term “good reason” means the executive officer’s resignation of his or her employment following the occurrence of any of the following without the executive officer’s written consent: (i) a material reduction in job duties, responsibilities, or authority inconsistent with the executive officer’s position with us; provided, however, that any such reduction or change after a change in control will not constitute good reason if the executive officer retains reasonably comparable duties, position, and responsibilities with respect to our business within the successor entity following a change in control; (ii) a material reduction of the executive officer’s then current base salary, representing a reduction of more than 10% of the executive officer’s then-current base salary; provided, that an across-the-board reduction in the salary level of all of our executive officers by the same percentage amount as part of a general salary level reduction will not constitute such a material salary reduction; (iii) the relocation of the executive officer’s principal place of employment to a place that increases the executive officer’s one-way commute by more than 50 miles as compared to the executive officer’s then-current principal place of employment immediately prior to such relocation; (iv) any material breach by us of the Post-Employment Agreement or any other written agreement between us and the executive officer; or (v) the failure by any successor to our Company to assume the obligations of the Post-Employment Agreement; provided, that (a) the executive officer gives written notice to us of the event forming the basis of the resignation for good reason within 30 days after the date on which we give written notice to the executive officer of our affirmative decision to take an action set forth in clause (i), (ii), (iii), (iv) or (v) above, (b) we fail to cure such basis for the good reason resignation within 30 days after receipt of the executive officer’s written notice, and (c) the executive officer terminates his employment within 30 days following the expiration of the cure period.
If the total value of the payments and benefits payable to a Named Executive Officer in the event of a termination of employment in connection with a change in control of the Company would exceed the deductibility limits under Section 280G of the Code with respect to “excess parachute payments,” we will pay either the full amount of the benefits, or a reduced amount, whichever results in the greater after-tax benefit to the Named Executive Officer.
PSU Awards
Pursuant to the terms of the PSU awards granted to our Named Executive Officers in fiscal 2021, in the event of a “change in control” (as defined in the 2014 Plan) that occurs prior to the last day of the three-year performance period, the number of PSUs that are eligible to vest will be determined by the Compensation Committee prior to the change in control based upon the Relative TSR Percentile during the portion of the performance period that precedes the change in control. The number of PSUs will equal (i) the Relative TSR Percentile multiplied by (ii) the total target number of PSUs granted (reduced by the number of shares previously earned). However, if our TSR is negative on an absolute basis during the truncated performance period, the Relative TSR Percentile used to determine the number of PSUs eligible to vest will not exceed 100%.
In the event of a change in control where the acquiring, surviving or continuing entity assumes, continues or substitutes the PSU awards on substantially the same terms and conditions as in effect prior to the change in control, the PSUs will vest on the originally scheduled expiration date of the performance period, subject to the Named Executive Officer (i) remaining an executive officer through the effective date of the change in control and (ii) remaining in continuous service through the original expiration date of the performance period. However, if a Named Executive Officer is terminated without “cause” (as defined in the 2014 Plan) or resigns for “good reason” (as defined in the Named Executive Officer’s Post-Employment Agreement), in either case, in connection with or within 12 months following the change in control and prior to the originally scheduled expiration date of the performance period, the continued service requirement will be waived and the PSUs will immediately vest on the date of such termination.

In the event of a change in control where the acquiring, surviving or continuing entity does not assume, continue or substitute the PSU award on substantially the same terms and conditions as in effect prior to the change in control, the PSUs will vest immediately prior to the change in control, subject to the Named Executive Officer remaining an executive officer through the effective date of the change in control.

Potential Payments Upon Termination or Change in Control as of March 31, 2021
The table below sets forth the amount of compensation payable to each Named Executive Officer upon (i) the Named Executive Officer’s termination of employment without cause or resignation for good reason, (ii) the Named Executive Officer’s termination of employment without cause or resignation for good reason in connection with or following a change in control of the Company, or (iii) a change in control of the Company without any accompanying termination of employment. The amounts shown in the table below assume that such termination of employment and/or change in control was effective as of March 31, 2021, and thus are estimates of the amounts that would be paid out to our Named Executive Officers in such circumstances.

Executive benefits and payments upon termination:	Involuntary termination not for cause or resignation for good reason not in connection with a change in control ($)	Involuntary termination not for cause or resignation for good reason in connection with or following a change in control ($)	Change in control without termination of employment ($)	2014 Plan and 2008 Plan — Certain Corporate Transactions ($)(1)
Lewis Cirne
Cash Severance	450,000	675,000	—	—
Medical continuation	24,930	37,477	—	—
Value of acceleration of equity awards(2)(3)	—	—	—	—
Mark Sachleben
Cash Severance	195,000	390,000	—	—
Medical continuation	12,461	24,976	—	—
Value of acceleration of equity awards(2)(3)	—	2,297,578	—	2,297,578
Michael Christenson(4)
Cash Severance	200,000	400,000	—	—
Medical continuation	3,852	17,742	—	—
Value of acceleration of equity awards(2)(3)	—	4,989,163	—	4,989,163
William Staples(5)
Cash Severance	210,000	400,000	—	—
Medical continuation	14,676	29,408	—	—
Value of acceleration of equity awards(2)(3)	—	2,165,099	—	2,165,099
______________

(1)These benefits would be payable under the 2014 Plan and the 2008 Plan if, upon a corporate transaction event, the Board exercised its discretion to accelerate the vesting and exercisability of outstanding stock options and RSU awards, assuming the vesting acceleration took place on March 31, 2021. For a description of the potential vesting acceleration provisions in the 2014 Plan and the 2008 Plan, see “Equity Compensation Arrangements” above. These benefits also include the value of PSU awards granted under the 2014 Plan that would accelerate and vest in the event of a change in control where the acquiring, surviving or continuing entity does not assume, continue or substitute the PSU award on substantially the same terms and conditions as in effect prior to the change in control, see “Potential Payments Upon Termination or Change in Control—PSU Awards” above. For purposes of the table, we have used our Relative TSR Percentile as of March 31, 2021, which was at the 19th percentile with respect to PSUs granted in fiscal 2021. Based on this percentile and assuming no adjustments by the Board or Compensation Committee, the PSUs granted in fiscal 2021 would accelerate and vest as to 0% of the target number of shares eligible to vest on the second and third Determination Dates.
(2)The value of stock option and RSU award vesting acceleration is based on the closing market price of $61.48 per share of our common stock on March 31, 2021, the last trading day of fiscal 2021, less, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration, and therefore excludes any stock option award that has an exercise price that exceeded the closing market price of our common stock on such date.
(3)This also includes the value of unvested PSUs that would accelerate and vest on a qualifying termination of employment in connection with a change in control occurring on March 31, 2021, see “Potential Payments Upon Termination or Change in Control — PSU Awards” above. For purposes of the table, we have used our Relative TSR Percentile as of March 31, 2021, which was at the 19th percentile with respect to PSUs granted in fiscal 2021. Based on this percentile and assuming no adjustments by the Board or Compensation Committee, the PSUs granted in fiscal 2021 would accelerate and vest as to 0% of the target number of shares eligible to vest on the second and third Determination Dates.
(4)We entered into a separation agreement with Mr. Christenson on June 24, 2021, pursuant to which he is entitled to receive the severance benefits that differ from the severance benefits described in this table. See “Compensation Discussion and Analysis — Separation Agreement with Mr. Christenson” above
(5)Mr. Staples was eligible for Tier 2 benefits under his Change in Control and Severance Agreement until July 1, 2021, after which, in connection with his promotion to Chief Executive Officer, he became eligible for a new Change in Control and Severance Agreement reflecting Tier 1 benefits. These amounts in the table above assume payments as of March 31, 2021 and are calculated using a Tier 2 eligibility.
In addition to the payments and benefits described and quantified above, the 2014 Plan provides for an extended period of time during which an optionholder may exercise options following the optionholder’s termination of service under certain circumstances (the “post-termination exercise period”). Generally, under the 2014 Plan, if an optionholder’s service relationship with us ends, the optionholder may exercise any vested options for up to three months after the date that the service relationship ends. However, if the optionholder’s service relationship with us ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability or 18 months in the event of death, after the date the service relationship ends. Accordingly, each of our Named Executive Officers would be entitled to an extended post-termination exercise period in the event of a termination of employment due to death or disability.

PAY RATIO DISCLOSURE
Under SEC rules, we are required to calculate and disclose the median of the annual total compensation of all our employees (other than Mr. Cirne, our Chief Executive Officer during fiscal 2021) and Mr. Cirne’s annual total compensation, as well as the ratio of the two amounts (“CEO Pay Ratio”). To identify our median employee, we used the following methodology:

•To determine our total population of employees, we included all full-time, part-time, seasonal, and temporary employees, including employees of consolidated subsidiaries, as of March 31, 2021.
•To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s fiscal 2021 base pay (using hours actually worked and overtime actually paid during fiscal 2021 for hourly employees and actual salary paid for our salaried employees), bonuses and commissions paid with respect to fiscal 2021 performance, and the target value of each fiscal 2021 equity award (as further described below) approved by our Board of Directors (which differs from the grant date fair value of the equity awards that is calculated in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation because of the methodology used to calculate the number shares to be delivered).
•We calculated the compensation of employees who were employed by us (i) for less than the entire fiscal year or (ii) within multiple foreign jurisdictions within the fiscal year by annualizing each individual’s base pay (instead of using actual base pay), using their target bonus and/or commissions and the target value of their fiscal 2021 equity awards, as applicable, for each of the relevant jurisdictions as of March 31, 2021.
•Compensation paid in foreign currencies was converted to U.S. dollars based on the applicable exchange rates in effect on March 31, 2021.
Using this approach, we identified our median employee and then calculated the annual total compensation of this employee for fiscal 2021 in accordance with the requirements of the Summary Compensation Table as set forth in Item 402(c)(2)(x) of Regulation S-K.
For fiscal 2021, the median of the annual total compensation of all our employees (other than Mr. Cirne) was $199,073 and Mr. Cirne’s annual total compensation during fiscal 2021, as reported in the Fiscal 2021 Summary Compensation Table included in this Proxy Statement, was $8,281,717. Based on this information, the ratio of Mr. Cirne’s annual total compensation to the median of the annual total compensation of all our employees was 41.6 to 1.
The CEO Pay Ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance. SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
Neither the Compensation Committee nor our management used our CEO Pay Ratio in making compensation decisions.

DIRECTOR COMPENSATION

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during the fiscal year ended March 31, 2021:

Fiscal 2021 Director Compensation Table

Name(1)	Fees earned or paid in cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)(4)
Caroline Watteeuw Carlisle	9,231	123,048	90,024	222,303
Hope Cochran	52,301	90,035	90,024	232,360
Anne DelSanto	21,622	90,035	90,024	201,680
Peter Fenton(5)	—	65,026	—	65,026
David Henshall	18,452	90,035	90,024	198,511
Adam Messinger	36,000	90,035	90,024	216,059
Dan Scholnick	40,000	90,035	90,024	220,059
James Tolonen	—	147,558	90,024	237,582
__________

(1)The aggregate number of shares of our common stock subject to outstanding stock options and restricted stock unit (“RSU”) awards held by each non-employee director listed in the table above as of March 31, 2021 was as follows: (i) 10,006 shares subject to options to purchase our common stock held by Ms. Watteeuw Carlisle, of which 6,151 shares were vested and exercisable by Ms. Watteeuw Carlisle as of March 31, 2021; (ii) 1,749 shares subject to a RSU award held by Ms. Watteeuw Carlisle as of March 31, 2021; (iii) 10,871 shares subject to options to purchase our common stock held by Ms. Cochran, of which 7,016 shares were vested and exercisable by Ms. Cochran as of March 31, 2021; (iv) 1,584 shares subject to a RSU award held by Ms. Cochran as of March 31, 2021; (v) 6,151 shares subject to options to purchase our common stock held by Mr. Fenton, of which 0 shares were vested and exercisable by Mr. Fenton as of March 31, 2021; (vi) 0 shares subject to RSU awards held by Mr. Fenton as of March 31, 2021; (vii) 14,021 shares subject to options to purchase our common stock held by Mr. Messinger, of which 10,166 shares were vested and exercisable by Mr. Messinger as of March 31, 2021; (viii) 1,584 shares subject to a RSU award held by Mr. Messinger as of March 31, 2021; (ix) 10,006 shares subject to options to purchase our common stock held by Mr. Scholnick, of which 6,151 shares were vested and exercisable by Mr. Scholnick as of March 31, 2021; (x) 1,584 shares subject to a RSU award held by Mr. Scholnick as of March 31, 2021; (xi) 21,444 shares subject to options to purchase our common stock held by Mr. Tolonen, of which 17,589 shares were vested and exercisable by Mr. Tolonen as of March 31, 2021; (xii) 1,872 shares subject to RSU awards held by Mr. Tolonen as of March 31, 2021; (xiii) 3,855 shares subject to options to purchase our common stock held by Ms. DelSanto, of which 0 shares were vested and exercisable by Ms. DelSanto as of March 31, 2021; (xiv) 1,584 shares subject to a RSU award held by Ms. DelSanto as of March 31, 2021; (xv) 3,855 shares subject to options to purchase our common stock held by Mr. Henshall, of which 0 shares were vested and exercisable by Mr. Henshall on March 31, 2021; and (xvi) 1,584 shares subject to a RSU award held by Mr. Henshall as of March 31, 2021.
(2)The dollar amounts reported in this column reflect the aggregate grant date fair value of all RSU awards granted during fiscal 2021 computed in accordance with ASC 718 and excluding the effect of estimated forfeitures. The grant date fair value of each RSU award is measured based on the closing price of our shares of our common stock on the date of grant. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by each non-employee director.
(3)The dollar amounts reported in this column reflect the aggregate grant date fair value of all stock option awards granted during fiscal 2021 computed in accordance with ASC 718 using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in “Critical Accounting Policies” in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ending March 31, 2021. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by each non-employee director.

(4)The amounts in the “Stock Awards” and “Option Awards” columns represent annual awards, initial awards or awards of RSUs in lieu of annual cash compensation, as applicable, granted to our non-employee directors in fiscal 2021, as described below:

Name	Grant Date	Number of RSUs Granted	Number of Options Granted	Grant Date Fair Value ($)
Caroline Watteeuw Carlisle	04/15/2020	660	—	33,013
	08/19/2020	1,584	3,855	180,059
Hope Cochran	08/19/2020	1,584	3,855	180,059
Anne DelSanto	08/19/2020	1,584	3,855	180,059
Peter Fenton (5)	04/15/2020	1,300	—	65,026
David Henshall	08/19/2020	1,584	3,855	180,059
Adam Messinger	08/19/2020	1,584	3,855	180,059
Dan Scholnick	08/19/2020	1,584	3,855	180,059
James Tolonen	04/15/2020	1,150	—	57,523
	08/19/2020	1,584	3,855	180,059

(5)Mr. Fenton is a former director who resigned from our Board and all committees effective August 19, 2020. All remaining unvested equity awards held by Mr. Fenton as of August 19, 2020 were canceled.

Neither of Messrs. Cirne or Staples receives additional compensation for his service on our Board, and Mr. Christenson did not receive additional compensation for his service on our Board prior to his resignation.
The Compensation Committee reviews and assesses our non-employee director pay levels every year with the assistance of its compensation consultant, Compensia. This process involves a review of competitive market data, including an assessment of our director compensation policy against the director compensation programs of companies in our compensation peer group, an update on recent trends in director compensation, and a review of best practices relating to the governance surrounding director compensation programs.
Annual Cash Compensation
Fiscal 2021
Pursuant to our non-employee director compensation policy effective during fiscal 2021, our non-employee directors receive the following cash compensation for Board and Board committee service, as applicable, paid on a quarterly basis in arrears, pro-rated for any partial months of service:

•$30,000 per year for service as a Board member;
•$20,000 per year for service as chair of the Board;
•$20,000 per year for service as the chair of the Audit Committee and $10,000 per year for service as a member (other than as chair) of the Audit Committee;
•$15,000 per year for service as the chair of the Compensation Committee and $7,500 per year for service as a member (other than as chair) of the Compensation Committee; and
•$6,000 per year for service as the chair of the Nominating and Corporate Governance Committee and $3,000 per year for service as a member (other than as chair) of the Nominating and Corporate Governance Committee.

Fiscal 2022
Effective June 2021, our non-employee director compensation policy was amended to provide an increase to the cash compensation for:
•service as a Board member from $30,000 to $32,000;
•service as chair of the Nominating and Corporate Governance Committee from $6,000 to $9,000; and
•service as a member (other than as chair) of the Nominating and Corporate Governance Committee from $3,000 to $4,500.
Equity Compensation
Fiscal 2021
Pursuant to our non-employee director compensation policy effective during fiscal 2021, each person who is elected or appointed for the first time to be a non-employee director will automatically upon the date of his or her initial election or appointment be granted (i) an option to purchase a number of shares of our common stock having an initial value of $90,000 and (ii) an RSU award with an initial value of $90,000, multiplied by a fraction, the numerator of which is the number of days that will elapse between the non-employee director’s date of initial appointment or election and the first anniversary of the date of grant of the Company’s most recent annual grants (as discussed below) and the denominator of which is 365. Each initial option grant and initial RSU award will vest on August 15th following the first anniversary of the date of grant of the Company’s most recent annual equity award grant, subject to the non-employee director’s continued service through such date.
In addition, each non-employee director will automatically, on the date of each Annual Meeting of Stockholders, be granted (i) an option to purchase a number of shares of our common stock having an initial value of $90,000 and (ii) an RSU award with an initial value of $90,000. Each annual grant will vest on August 15th of the calendar year following the year in which such annual grant is made, subject to the non-employee director’s continued service through such date.
Additionally, notwithstanding the foregoing vesting schedules, for each non-employee director who provides continued service to the Company until immediately prior to the closing of a “change in control” (as defined in the 2014 Plan), the shares of our common stock subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such change in control.
Further, pursuant to our non-employee director compensation policy, in lieu of cash, and prior to the start of each fiscal year, a non-employee director may elect to receive 100% of the annual cash compensation to which he or she is entitled pursuant to the policy in the form of an RSU award under the 2014 Plan with a value equal to the projected annual cash compensation for such non-employee director for the fiscal year based on Board and committee membership on the first day of such fiscal year (the “Optional RSU Grant”). The grant date for any Optional RSU Grant will be the April 15th first occurring after the start of a fiscal year, unless such day is not a trading day on the NYSE, in which case the grant date shall be the next trading date. The vesting commencement date for any Optional RSU Grant will be the May 15th first occurring after the start of a fiscal year. Each Optional RSU Grant will vest with respect to 1/4th of the total number of units on each quarterly anniversary of the vesting commencement date for such Optional RSU Grant, subject to the non-employee director’s continued service through each applicable vesting date. Optional RSU Grants will not be subject to accelerated vesting in connection with a change in control of the Company. In fiscal 2021, Messrs. Fenton, and Tolonen and Ms. Watteeuw Carlisle each elected to receive the Optional RSU Grant in lieu of cash.
In the event a non-employee director were to become entitled to a greater annual cash compensation amount (either as a result of an increase in the cash compensation amounts approved by the Board or a new committee membership or role), such non-employee director will be entitled to receive the difference paid in cash. There would be no effect upon the Optional RSU Grant in the event a non-employee maintains continuous service but would have otherwise been entitled to a lesser amount of cash compensation than that which was used to calculate the Optional RSU Grant (either as a result of a decrease in the cash compensation amounts approved by the Board or a decreased committee membership or role).
Fiscal 2022

Effective June 2021, our non-employee director compensation policy was amended to provide:
•for an increase to the aggregate values of the initial and annual equity compensation from $180,000 to $200,000; and
•that all equity grants going forward will be in the form of RSU awards.
Expense Reimbursement
We also reimburse non-employee directors for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and Board committee meetings.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2021.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Security Holders	6,122,671	(3)	$39.62	(4)	14,982,165	(5)(6)(7)
Equity Compensation Plans not Approved by Security Holders	—		—		—
Total	6,122,671		$39.62		14,982,165
_____________
(1)Excludes purchase rights currently outstanding under the ESPP.
(2)Excludes RSU awards because they have no exercise price.
(3)The number reported in this column consists of: (i) 892,820 shares to be issued upon the exercise of outstanding options granted under the 2008 Plan and (ii) 1,824,789 shares to be issued upon the exercise of outstanding options, 3,293,079 shares to be issued pursuant to the vesting of outstanding RSU awards, and 111,965 shares to be issued pursuant to the vesting of outstanding PSU awards that were in each case granted under the 2014 Plan.
(4)The weighted average exercise price of outstanding options granted under the 2008 Plan was $17.29 per share. The weighted average exercise price of outstanding options granted under the 2014 Plan was $50.55 per share.
(5)No shares remain available for future issuance under the 2008 Plan. We ceased granting awards under our 2008 Plan when our 2014 Plan became effective on December 11, 2014. However, any outstanding options and RSU awards granted under the 2008 Plan remain outstanding, subject to the terms of the 2008 Plan and stock award agreements, until such outstanding awards are exercised or vest, or until they terminate or expire by their terms.
(6)As of March 31, 2021, 12,280,588 shares were available for future issuance under the 2014 Plan. Initially, the aggregate number of shares of our common stock that may be issued under the 2014 Plan was 5,184,878 shares. Pursuant to the terms of the 2014 Plan, on April 1 of each year, commencing on April 1, 2015 and ending on April 1, 2024, the number of shares authorized for issuance under the 2014 Plan is automatically increased by a number equal to: (i) 5% of the total number of shares of capital stock outstanding on March 31 of the preceding calendar year; or (ii) such lesser number of shares of common stock as is determined by the Board or the Compensation Committee for the applicable year. Pursuant to the previously described terms, on April 1, 2015, the number of shares available under the 2014 Plan was increased by 2,355,847 shares, on April 1, 2016, the number of shares available under the 2014 Plan was increased by 2,499,059 shares, on April 1, 2017, the number of shares available under the 2014 Plan was increased by 2,663,972 shares, on April 1, 2018, the number of shares available under the 2014 Plan was increased by 2,797,664 shares, on April 1, 2019, the number of shares available under the 2014 Plan was increased by 2,905,319 shares, on April 1, 2020, the number of shares available under the 2014 Plan was increased by 2,991,923 shares, and on April 1, 2021, the number of shares available under the 2014 Plan was increased by 3,187,938 shares.
(7)As of March 31, 2021, 2,701,577 shares were available for future issuance under the ESPP. Our ESPP became effective on December 11, 2014. Initially, the ESPP authorized the issuance of 1,000,000 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. Pursuant to the terms of the ESPP, on April 1 of each year, commencing on April 1, 2015 and ending on April 1, 2024, the number of shares authorized for issuance under the ESPP is automatically increased by a number equal to the lesser of: (i) 500,000 shares of our common stock; (ii) 1% of the total number of shares of capital stock outstanding on March 31 of the preceding calendar year; or (iii) such lesser number of shares of common stock as is determined by the Board or the Compensation Committee for the applicable year. Pursuant to the previously described terms, on April 1, 2015, the number of shares available under the ESPP was increased by 471,169 shares, on April 1, 2016, the number of shares available under the ESPP was increased by 499,811 shares, on April 1, 2017, the number of shares available under the ESPP was increased by 500,000 shares, on April 1, 2018, the number of shares available under the ESPP was increased by 500,000 shares, on April 1, 2019, the number of shares available under the ESPP was increased by 500,000 shares, on April 1, 2020, the number of shares available under the ESPP was increased by 500,000 shares, and on April 1, 2021, the number of shares available under the ESPP was increased by 500,000 shares. The maximum aggregate number of shares of our common stock available to be purchased by all participants in the ESPP during any current purchase period is 500,000 shares, or such lesser number of shares as are available for issuance under the ESPP.

TRANSACTIONS WITH RELATED PERSONS
Since April 1, 2020, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation agreements and other arrangements described elsewhere in this Proxy Statement.
INDEMNIFICATION AGREEMENTS
Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with each of our current directors, executive officers, and some of our employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.
POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS
We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $100,000 and such person would have a direct or indirect interest, must be presented to our Audit Committee for review, consideration, and approval or ratification. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were presented, considered, and approved or ratified by our Board or the Audit Committee.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are New Relic stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that we or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request “householding” of your communications, please notify your broker or the Company. Direct your written request to the Company to our Corporate Secretary at New Relic, Inc., 188 Spear Street, Suite 1000, San Francisco, California 94105, or contact our Corporate Secretary at (650) 777-7600. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
/s/Mark Sachleben
Mark Sachleben
Chief Financial Officer and Corporate Secretary
July 6, 2021
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021 is available without charge upon written request to: Corporate Secretary, New Relic, Inc., 188 Spear Street, Suite 1000, San Francisco, California 94105.

Appendix A

NEW RELIC, INC.

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

New Relic, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The Corporation was originally incorporated under the name “New Relic, Inc.”

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 20, 2008. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 17, 2014.

THIRD: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as set forth below.

1.Section A of Article V of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“A. Board of Directors.
1. Generally. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

2. Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, until the election of directors at the 2023 annual meeting of stockholders, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Commencing with the election of directors at the 2021 annual meeting of stockholders, the Class I directors who are elected at the 2021 annual meeting shall be elected for a one-year term ending at the next annual meeting of stockholders. The Class I directors who are elected at the 2022 annual meeting shall be elected for a one-year term ending at the next annual meeting of stockholders. Commencing with the election of directors at the 2022 annual meeting of stockholders, the Class II directors who are elected at the 2022 annual meeting of stockholders shall be elected for a one-year term ending at the next annual meeting of stockholders.

Commencing with the election of directors at the 2023 annual meeting of stockholders, the Board of Directors shall no longer be classified and all of the directors shall be elected annually and shall hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Notwithstanding the foregoing, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. Removal of Directors. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, any individual director or directors may be removed from office at any time, by the affirmative vote of the holders of 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting as a single class; provided that (i) until the election of directors at the 2023 annual meeting of stockholders, such removal may be only for cause and (ii) commencing with the election of directors at the 2023 annual meeting of stockholders, such removal may be with or without cause.

4. Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office (i) in the event of a newly created directorship or vacancy occurring prior to the election of directors at the 2023 annual meeting of stockholders, until the next election of the class of directors for which such director shall have been chosen and (ii) in the event of a newly created directorship or vacancy occurring from and after the election of directors at the 2023 annual meeting, until the next annual meeting of stockholders and, in each case, until such director’s successor shall have been elected and qualified.”

FOURTH: The foregoing amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, New Relic, Inc. has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this day of , 2021.

New Relic, Inc.

William Staples
Chief Executive Officer

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NEWR2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D57040-P54850 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEW RELIC, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors to serve until the 2024 annual meeting of stockholders (if Proposal No. 4 is not approved) or the 2022 annual meeting of stockholders (if Proposal No. 4 is approved)	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Hope Cochran
02) Anne DelSanto
03) Adam Messinger

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report on Form 10-K and the Notice and Proxy Statement for the 2021 Annual Meeting are available at www.proxyvote.com.

D57041-P54850

NEW RELIC, INC.
Annual Meeting of Stockholders
August 18, 2021 9:30 AM Pacific Time
This Proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of New Relic, Inc. hereby acknowledges receipt of the Annual Report on Form 10-K and the Notice and Proxy Statement for the 2021 Annual Meeting and hereby appoints William Staples and Mark Sachleben, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2021 Annual Meeting of Stockholders of New Relic, Inc. to be held on Wednesday, August 18, 2021 at 9:30 a.m. Pacific Time at www.virtualshareholdermeeting.com/NEWR2021, and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there virtually present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, AND, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, AS SAID PROXIES DEEM ADVISABLE.

Continued and to be signed on reverse side